Filed Pursuant to Rule 424(b)(2)
Registration No. 333-232144

Pricing Supplement dated November 2, 2021 to the Prospectus dated August 1, 2019, the Prospectus Supplement dated August 1, 2019 and the Prospectus Supplement Addendum dated February 18, 2021

$150,000,000*
iPath® Shiller CAPETM ETNs

This pricing supplement relates to the iPath® Shiller CAPETM Exchange Traded Notes (the “ETNs”) that Barclays Bank PLC may issue from time to time. Effective on March 2, 2020, the name of the ETNs was changed from Barclays ETN+ Shiller CAPETM Exchange Traded Notes to iPath® Shiller CAPETM Exchange Traded Notes. The terms of the ETNs and their ticker symbol remain the same after the name change. The return of the ETNs is linked to the performance of the Shiller Barclays CAPETM US Core Sector Index (the “Index”). The ETNs do not guarantee any return of principal at or prior to maturity and do not pay any interest during their term. Instead, you will receive a cash payment in U.S. dollars at maturity or upon early redemption based on the performance of the Index less an investor fee.

You may lose some or all of your investment if you invest in the ETNs. Any payment on the ETNs at or prior to maturity, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. See “Risk Factors” beginning on page PS-11 of this pricing supplement for risks relating to an investment in the ETNs.

Because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the underlying Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

The principal terms of the ETNs are as follows:

Issuer: Barclays Bank PLC

Series: Global Medium-Term Notes, Series A

Principal Amount per ETN: $5. The principal amount was $50 per ETN from, and including, the inception date to, but excluding, June 4, 2021, the effective date of the 10 for 1 split of the ETNs.

Inception and Issue Dates: The ETNs were first sold on October 10, 2012 (the “inception date”) and were first issued on October 15, 2012 (the “issue date”).

Maturity Date: October 12, 2022

Secondary Market: We have listed the ETNs on the NYSE Arca exchange (“NYSE Arca”) under the ticker symbol “CAPE”. To the extent that an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange.

CUSIP Number: 06742A669

ISIN: US06742A6698

Underlying Index: The return on the ETNs is linked to the performance of the Index. The Index seeks to provide a notional long exposure to the top four relatively undervalued US equity sectors that also exhibit relatively strong price momentum. The Index incorporates the CAPE (Cyclically Adjusted Price Earnings) ratio to assess equity market valuations of 10 sectors (the “Sector Universe”) on a monthly basis and to identify the relatively undervalued sectors represented in the S&P 500® Index (the “S&P 500”). The S&P 500® is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The Index then selects the top four undervalued sectors that possess relatively stronger price momentum over the past twelve months and allocates an equally weighted notional long position in the total return version of the S&P Select Sector Indices (each, a “Sector Index” and collectively, the “Sector Indices”) corresponding to the selected sectors. Each Sector Index is comprised of equity securities of all companies included in the S&P 500® that are classified as members of the relevant sectors represented by such Sector Index generally according to the Global Industry Classification Standard (“GICS”). We refer herein to the Sector Indices represented in the Index at any given time collectively as the “Index Constituents”. The Index Constituents are calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or the “sector index sponsor”).

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index. The Index is administered and published by Barclays Index Administration (the “index sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC. The index sponsor has appointed a third-party index calculation agent (the “index calculation agent”), currently Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited), to calculate and maintain the Index. While the index sponsor is responsible for the operation of the Index, among other things, certain aspects have thus been outsourced to the index calculation agent. The level of the Index is reported on Bloomberg page “BXIICCST <Index>”.

Prior to October 1, 2018, the Sector Universe consisted of nine sectors. As of October 1, 2018, the index sponsor implemented changes to the Index to include an additional sector to the Sector Universe named the Communication

*	2,000,000 ETNs, principal amount $50 per ETN, were issued on October 15, 2012 and an additional 1,000,000 ETNs, principal amount $50 per ETN were issued on January 11, 2021. On May 19, 2021, Barclays Bank PLC announced a 10 for 1 split of the ETNs, effective June 4, 2021. Following the split, 30,000,000 ETNs, principal amount $5 per ETN, will be outstanding.

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Services sector, which expanded the Sector Universe to ten sectors. These changes to the Sector Universe were made as a result of changes to the classification of the Global Industry Classification Standard (“GICS”) made by Standard & Poor’s and MSCI Inc. on September 21, 2018. The new Communication Services sector was formed based on the re-classification of companies from both the Technology sector and Consumer Discretionary sector. For more information, please see “The Index—Changes to the Index” in this pricing supplement.

Payment at Maturity: If you hold your ETNs to maturity, you will receive a cash payment per ETN at maturity in U.S. dollars equal to the closing indicative value on the final valuation date.

Closing Indicative Value: The closing indicative value for each ETN on any given calendar day will be calculated in the following manner. The closing indicative value on the initial valuation date was $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. An “index business day” is a day which is a New York Stock Exchange trading day and a NASDAQ Exchange trading day. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

Barclays Bank PLC implemented a 10 for 1 split of the ETNs, effective at the open of trading on June 4, 2021. For the purpose of calculating the closing indicative value on June 4, 2021, the effective date of the split, the “closing indicative value on the immediately preceding calendar day” in the above formula will be adjusted to $20.4651, which is equal to the closing indicative value of $204.6514 on June 3, 2021 divided by 10.

The closing indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. The market price of the ETNs at any time may vary significantly from the closing indicative value.

Daily Index Factor: The daily index factor on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

Investor Fee: The investor fee per ETN on the initial valuation date was zero. On each subsequent calendar day until maturity or early redemption, the investor fee will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.45% per year, which we refer to as the “investor fee rate”. The investor fee reduces the daily return of the ETNs. Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Barclays Bank PLC implemented a 10 for 1 split of the ETNs, effective at the open of trading on June 4, 2021. For the purpose of calculating the investor fee on June 4, 2021, the effective date of the split, the “closing indicative value on the immediately preceding calendar day” in the above formula will be adjusted to $20.4651, which is equal to the closing indicative value of $204.6514 on June 3, 2021 divided by 10.

Intraday Indicative Value: The intraday indicative value is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee accruing during the course of the current day.

The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), stocks included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of actions (or failure to take action) by the index sponsor or the sector index sponsor, the relevant exchanges of the stocks included in the Index and NYSE Arca and technical or human errors by service providers, market participants and others.

Business Day: A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

Trading Day: A trading day with respect to the ETNs is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the markets on which the equity securities underlying the Index Constituents are traded, in each case as determined by the calculation agent in its sole discretion.

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Valuation Date: A valuation date means each index business day from October 10, 2012 to October 4, 2022, inclusive (subject to the occurrence of a market disruption event), or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. We refer to October 10, 2012 as the “initial valuation date” and October 4, 2022 as the “final valuation date”.

Early Redemption

Holder Redemption: Subject to the notification requirements set forth under “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement, you may redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative value on the applicable valuation date. You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date. If you hold fewer than 25,000 ETNs or fewer than 25,000 ETNs are outstanding, you will not be able to exercise your right to redeem your ETNs.

Issuer Redemption: We may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. To exercise our right to redeem, we must deliver notice to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

Redemption Date: In the case of holder redemption, effective as of August 31, 2017, a redemption date is the second business day following each valuation date (other than the final valuation date). The final redemption date will be the second business day following the valuation date that is immediately prior to the final valuation date. In the case of issuer redemption, the redemption date for the ETNs is the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

Sale to Public: We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. However, we are under no obligation to issue or sell ETNs at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs. Please see “Supplemental Plan of Distribution” in this pricing supplement for more information.

We may use this pricing supplement in the initial sale of the ETNs. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market-making transactions in any ETNs after the initial sale of ETNs. Unless we or our agent informs you otherwise in the confirmation of sale or in a notice delivered at the same time as the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The ETNs are not deposit liabilities of Barclays Bank PLC and are not insured by the United States Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these ETNs or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Pricing Supplement dated November 2, 2021

Issued in denominations of $5

TABLE OF CONTENTS

PRICING SUPPLEMENT

PROSPECTUS SUPPLEMENT Addendum

SUMMARY OF RISK FACTORS	PSA-1

PROSPECTUS SUPPLEMENT

SUMMARY	S-1
RISK FACTORS	S-7
U.K. BAIL-IN POWER	S-38
TERMS OF THE NOTES	S-41
INTEREST MECHANICS	S-50
TERMS OF THE WARRANTS	S-53
REFERENCE ASSETS	S-60
BENEFIT PLAN INVESTOR CONSIDERATIONS	S-97
PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)	S-99
USE OF PROCEEDS AND HEDGING	S-108
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES	S-109
VALIDITY OF SECURITIES	S-129

PROSPECTUS

FORWARD-LOOKING STATEMENTS	1
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	2
THE BARCLAYS BANK GROUP	3
USE OF PROCEEDS	3
DESCRIPTION OF DEBT SECURITIES	4
DESCRIPTION OF WARRANTS	23
GLOBAL SECURITIES	35
CLEARANCE AND SETTLEMENT	36
DESCRIPTION OF PREFERENCE SHARES	43
DESCRIPTION OF AMERICAN DEPOSITARY SHARES	49
DESCRIPTION OF SHARE CAPITAL	55
TAX CONSIDERATIONS	57
EMPLOYEE RETIREMENT INCOME SECURITY ACT	76
PLAN OF DISTRIBUTION	78
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES	81
WHERE YOU CAN FIND MORE INFORMATION	82
FURTHER INFORMATION	82
VALIDITY OF SECURITIES	82
EXPERTS	82
EXPENSES OF ISSUANCE AND DISTRIBUTION	84

PRICING SUPPLEMENT SUMMARY

The following is a summary of terms of the iPath® Shiller CAPETM Exchange Traded Notes (the “ETNs”) linked to the performance of the Shiller Barclays CAPETM US Core Sector Index (the “Index”), as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus, prospectus supplement and prospectus supplement addendum. References to the “prospectus” mean our accompanying prospectus, dated August 1, 2019, references to the “prospectus supplement addendum” mean our accompanying prospectus supplement addendum, dated February 18, 2021, which supplements the prospectus, and references to the “prospectus supplement addendum” mean our accompanying prospectus supplement addendum, dated February 18, 2021, which supplements the prospectus and prospectus supplement.

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. We may consolidate the additional securities to form a single class with the outstanding ETNs. We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the prevailing intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to sell additional ETNs at any time, and if we do sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time.

Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

This section summarizes the following aspects of the ETNs:

•	What are the ETNs and how do they work?

•	How do you redeem your ETNs?

•	What are some of the risks of the ETNs?

•	Is this the right investment for you?

•	What are the tax consequences?

What Are the ETNs and How Do They Work?

The ETNs are medium-term notes that are senior unsecured debt obligations of Barclays Bank PLC. The ETNs were issued in denominations of $50 from, and including, the inception date to, but excluding, June 4, 2021, the effective date of the 10 for 1 split of the ETNs. Beginning on June 4, 2021, the ETNs will be issued, if any, in denominations of $5. The return on the ETNs is linked to the performance of the Index.

Payment at Maturity or Upon Holder Redemption or Issuer Redemption

If you or we have not previously redeemed your ETNs, you will receive a cash payment in U.S. dollars at maturity per ETN equal to the closing indicative value on the final valuation date. Prior to maturity, you may, subject to certain restrictions, redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 25,000 ETNs for redemption, or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs on a redemption date, you will receive a cash payment in U.S. dollars per ETN on such date equal to the closing indicative value on the applicable valuation date.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

We have listed the ETNs on NYSE Arca. If an active secondary market in the ETNs exists, we expect that investors will purchase and sell the ETNs primarily in the secondary market.

The Index

The Index seeks to provide a notional long exposure to the top four relatively undervalued US equity sectors (each, a “Sector”) that also exhibit relatively strong price momentum. The Index incorporates the CAPE (Cyclically Adjusted Price Earnings) ratio to assess equity market valuations of the Sector Universe on a monthly basis and to identify the relatively undervalued sectors represented in the S&P 500®. The Index then selects the top four undervalued sectors that possess relatively stronger price momentum over the past twelve months and allocates an equally weighted notional long position in the total return version of the Sector Indices corresponding to the selected sectors.

The S&P 500® is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. We refer herein to the Sector Indices represented in the Index at any given time collectively as the “Index Constituents”. The Index Constituents are calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P Dow Jones Indices” or the “index component sponsor”).

The Index is administered and published by Barclays Index Administration (the “index sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC. The index sponsor has appointed a third-party index calculation agent (the “index calculation agent”), currently Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited), to calculate and maintain the Index. While the index sponsor is responsible for the operation of the Index, among other things, certain aspects have thus been outsourced to the index calculation agent. The level of the Index is reported on Bloomberg page “BXIICCST <Index>”.

Prior to October 1, 2018, the Sector Universe consisted of nine sectors. As of October 1, 2018, the index sponsor implemented changes to the Index to include an additional sector to the Sector Universe named the Communication Services sector, which expanded the Sector Universe to ten sectors. These changes to the Sector Universe were made as a result of changes to the classification of the GICS made by Standard & Poor’s and MSCI Inc. on September 21, 2018. The new Communication Services sector was formed based on the re-classification of companies from both the Technology sector and Consumer Discretionary sector. For more information, please see “The Index—Changes to the Index” in this pricing supplement.

Inception, Issuance and Maturity

The ETNs were first sold on October 10, 2012, which we refer to as the “inception date”. The ETNs were first issued on October 15, 2012, and will be due on October 12, 2022.

Understanding the Value of the ETNs

The “principal amount” is $5 per ETN. The principal amount was $50 per ETN from, and including, the inception date to, but excluding, June 4, 2021, the effective date of the 10 for 1 split of the ETNs.

The “closing indicative value” for each ETN is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. The calculation of the closing indicative value on any valuation date is based on the closing indicative value for the immediately preceding calendar day. As a result, the closing indicative value differs from the intraday indicative value or the trading price of the ETNs. The closing indicative value on the initial valuation date was $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day. If the ETNs undergo any splits or reverse splits, the closing indicative value will be adjusted accordingly.

Barclays Bank PLC implemented a 10 for 1 split of the ETNs, effective at the open of trading on June 4, 2021. For the purpose of calculating the closing indicative value on June 4, 2021, the effective date of the split, the “closing indicative value on the immediately preceding calendar day” in the above formula will be adjusted to $20.4651, which is equal to the closing indicative value of $204.6514 on June 3, 2021 divided by 10.

The “intraday indicative value” is intended to provide an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee accruing during the course of the current day.

The intraday indicative value is not the market price of the ETNs in any secondary market and is not intended as a price or quotation, or as an offer or solicitation for the purchase or sale of the ETNs or as a recommendation to transact in the ETNs at the stated price. Because the intraday indicative value is based on the intraday Index levels, it will reflect any lags, disruptions or suspensions that affect the Index. The market price of the ETNs at any time may vary significantly from the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), stocks included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions, suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of actions (or failure to take action) by the index sponsor or the sector index sponsor, the relevant exchanges of the stocks included in the Index and NYSE Arca and technical or human errors by service providers, market participants and others.

The intraday indicative value of the ETNs is calculated and published every 15 seconds on each trading day from approximately 9:30 a.m. to approximately 4:15 p.m., New York City time by NYSE Euronext (NYSE), or a successor, under the following ticker symbol:

ETNs	Ticker Symbol
iPath® Shiller CAPETM ETN	CAPE.IV

For more information regarding the intraday indicative value see “Valuation of the ETNs—Intraday Indicative Value” in this pricing supplement.

The intraday indicative value will not be updated to reflect any trading in the stocks included in the Index that might take place after 4:15 p.m. The ETNs trade on the NYSE Arca from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading after 4:15 p.m., the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the stocks included in the Index, particularly if there is a significant price movement in the stocks included in the Index during this time period. It is possible that the value of the ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.

If you sell your ETNs on the secondary market you will receive the “trading price” for your ETNs, which may be substantially above or below the principal amount, closing indicative value and/or intraday indicative value because the trading price reflects investor supply and demand for the ETNs. In addition, if you purchase your ETNs at a price which reflects a premium over the closing indicative value, you may experience a significant loss if you sell or redeem your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the underlying Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or the level of that Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

How Do You Redeem Your ETNs?

To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•	deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•	deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•	instruct your Depository Trust Company (“DTC”) custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable daily closing indicative value, facing Barclays DTC 229; and

•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the second business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted. It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem. The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

What Are Some of the Risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in “Risk Factors” in this pricing supplement.

•	Uncertain Principal Repayment – If the level of the Index decreases or does not increase sufficiently to offset any negative effect of the investor fee, you may receive less than your original investment in the ETNs at maturity or upon early redemption.

•	Credit of Issuer — The ETNs are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the ETNs.

•	Issuer Redemption – Subject to the procedures described in this pricing supplement, we have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity.

•	Market and Volatility Risk – The return on the ETNs is linked to the performance of the Index which, in turn, is comprised of the total return versions of the Sector Indices, each of which is comprised of equity securities included in the S&P 500®. Equity security prices may change unpredictably and, as a result, affect the level of the Index and, consequently, the value of your ETNs in unforeseeable ways.

•	Conflicts of Interest with the Index Sponsor – Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the index sponsor. The index sponsor may administer and publish the level of the Index and make determinations in respect of the Index in its role of administering and publishing, the Index. These activities may present the index sponsor with significant conflicts of interest in light of the fact that its affiliate, Barclays Bank PLC, is the issuer of the ETNs. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

•	No Interest Payments – You will not receive any periodic interest payments on the ETNs.

•	A Trading Market for the ETNs May Not Exist – Although we have listed the ETNs on NYSE Arca, a trading market for the ETNs may not exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC intend to engage in limited purchase and resale transactions in the ETNs, they are not required to do so, and if they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on NYSE

Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

Is This the Right Investment for You?

The ETNs may be a suitable investment for you if:

•	You do not seek a guaranteed return of principal and you are willing to risk losing up to your entire investment in the ETNs. You may lose all or a substantial portion of your investment if you invest in the ETNs.

•	You believe the value of the Index will increase by an amount sufficient to offset the investor fee during the term of the ETNs.

•	You do not seek current income from your investment.

•	You seek an investment with a return linked to the performance of the Index.

•	You are willing to accept the risk of market fluctuations in general and fluctuations in the performance of the Index and any of the

Sector Indices that comprise the Index specifically.

•	You are willing to hold securities that are subject to the issuer redemption right on or after the inception date; and

•	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs and understand that if Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

The ETNs may not be a suitable investment for you if:

•	You seek a guaranteed return of principal and you are not willing to risk losing up to your entire investment in the ETNs;

•	You seek current income from your investment;

•	You believe the level of the Index will decrease or will not increase by an amount sufficient to offset the investor fee during the term of the ETNs.

•	You are not willing to be exposed to market fluctuations in general and fluctuations in the performance of the Index and any of the

Sector Indices that comprise the Index specifically.

•	You are not willing to hold securities that are subject to the issuer redemption right on or after the inception date.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume the credit risk of Barclays Bank PLC, as issuer of the ETNs, for all payments under the ETNs or you are not willing to be exposed to the risk that if Barclays Bank PLC were to default on its payment obligations, you might not receive any amounts due to you under the ETNs, including any repayment of principal.

What Are the Tax Consequences?

You should review carefully the section below entitled “Material U.S. Federal Income Tax Consequences.” As discussed further in that section, based on current market conditions, in the opinion of our special tax counsel, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments. Assuming this treatment is respected, gain or loss on your ETNs should be treated as long-term capital gain or loss if you are treated as holding your ETNs for more than a year, whether or not you are an initial purchaser of ETNs at the original issue price. However, the Internal Revenue Service (the “IRS”) or a court might not respect this treatment, in which case the timing and character of any income or loss on the ETNs could be materially and adversely affected.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.

Non-U.S. investors should also note that a 30% withholding tax may be imposed on “dividend equivalents” deemed paid to them under Section 871(m) of the Internal Revenue Code of 1986, as amended (the “Code”), after December 31, 2019 under certain circumstances (even if no cash is actually paid to them), as further discussed below under “Material U.S. Federal Income Tax Consequences—Section 871(m) Withholding.”

You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments, the possible consequences of the changes to the Index and the issues presented by the 2007 notice.

Conflicts of Interest

Barclays Capital Inc. is an affiliate of Barclays Bank PLC and, as such, has a “conflict of interest” in this offering within the meaning of Rule 5121 of Financial Industry Regulatory Authority, Inc. (“FINRA”). Consequently, this offering is being conducted in compliance with the provisions of FINRA Rule 5121 (or any successor rule thereto). In addition, Barclays Capital Inc. will not sell the ETNs to a discretionary account without specific written approval from the account holder. For more information, please refer to “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in the accompanying prospectus supplement.

Hypothetical Examples

The following examples show how the ETNs would perform in hypothetical circumstances, assuming a starting level for the Index of 1,000.00. We have included two examples in which the Index has increased by approximately 34.39% at maturity (reflecting an annualized Index return of 3.00%), an examples in which the Index has decreased by approximately 26.26% at maturity (reflecting an annualized Index return of -3.00%), and an example in which the Index has increased by approximately 2.53% (reflecting an annualized Index return of 0.25%). These examples highlight the effect of the investor fee in different circumstances. The level of the investor fee will be dependent upon the path taken by the Index to arrive at its ending level. The figures in these examples have been rounded for convenience. Figures for year 10 are as of the final valuation date, and given the indicated assumptions, a holder will receive payment at maturity in the indicated amount, according to the formula indicated in this pricing supplement.

The hypothetical examples in this section do not take into account the effects of applicable taxes. The after-tax return you receive on your ETNs will depend on the U.S. tax treatment of your ETNs and on your particular circumstances. Accordingly, the after-tax rate of return of your ETNs could be different than the after-tax return of a direct investment in the Index Constituents or the Index.

These hypothetical examples are provided for illustrative purposes only. Past performance of the Index and the hypothetical performance of the ETNs are not indicative of the future results of the Index or the ETNs. The actual performance of the Index and the ETNs will vary, perhaps significantly, from the examples illustrated below.

Assumptions:

Investor Fee Rate	Days in Year	Principal Amount	Starting Index Level
0.45%	365	$50.00	1,000.00

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,030.00	3.00%	$0.23	$0.23	$51.28
2	1,060.90	3.00%	$0.23	$0.46	$52.58
3	1,092.73	3.00%	$0.24	$0.69	$53.92
4	1,125.51	3.00%	$0.24	$0.94	$55.30
5	1,159.27	3.00%	$0.25	$1.18	$56.71
6	1,194.05	3.00%	$0.26	$1.44	$58.15
7	1,229.87	3.00%	$0.26	$1.70	$59.64
8	1,266.77	3.00%	$0.27	$1.97	$61.16
9	1,304.77	3.00%	$0.28	$2.24	$62.72
10	1,343.92	3.00%	$0.28	$2.53	$64.32

		Total Index Return		34.39%
		Annualized Index Return		3.00%
		Annualized ETN Total Return		2.55%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,080.00	8.00%	$0.23	$0.23	$53.78
2	1,166.40	8.00%	$0.24	$0.47	$57.84
3	1,259.71	8.00%	$0.26	$0.73	$62.20
4	1,360.49	8.00%	$0.28	$1.01	$66.90
5	1,469.33	8.00%	$0.30	$1.31	$71.95
6	1,439.94	-2.00%	$0.32	$1.63	$70.19
7	1,411.14	-2.00%	$0.32	$1.95	$68.47
8	1,385.18	-1.84%	$0.31	$2.26	$66.90
9	1,371.33	-1.00%	$0.30	$2.56	$65.93
10	1,343.90	-2.00%	$0.30	$2.85	$64.31

		Total Index Return		34.39%
		Annualized Index Return		3.00%
		Annualized ETN Total Return		2.55%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	970.00	-3.00%	$0.23	$0.23	$48.28
2	940.90	-3.00%	$0.22	$0.44	$46.61
3	912.67	-3.00%	$0.21	$0.65	$45.00
4	885.29	-3.00%	$0.20	$0.85	$43.45
5	858.73	-3.00%	$0.20	$1.05	$41.95
6	832.97	-3.00%	$0.19	$1.24	$40.50
7	807.98	-3.00%	$0.18	$1.42	$39.11
8	783.74	-3.00%	$0.18	$1.60	$37.76
9	760.23	-3.00%	$0.17	$1.77	$36.45
10	737.42	-3.00%	$0.16	$1.93	$35.20

		Total Index Return		-26.26%
		Annualized Index Return		-3.00%
		Annualized ETN Total Return		-3.45%

Hypothetical Examples

A	B	C	D	E	F
Year	Index Level	Index Annual Percentage Change	Yearly Fee	Investor Fee	Closing Indicative Value
0	1,000.00		$0.00	$0.00	$50.00
1	1,002.50	0.25%	$0.23	$0.23	$49.90
2	1,005.01	0.25%	$0.22	$0.45	$49.80
3	1,007.52	0.25%	$0.22	$0.67	$49.70
4	1,010.04	0.25%	$0.22	$0.90	$49.60
5	1,012.56	0.25%	$0.22	$1.12	$49.50
6	1,015.09	0.25%	$0.22	$1.34	$49.40
7	1,017.63	0.25%	$0.22	$1.57	$49.30
8	1,020.18	0.25%	$0.22	$1.79	$49.21
9	1,022.73	0.25%	$0.22	$2.01	$49.11
10	1,025.28	0.25%	$0.22	$2.23	$49.01

	Total Index Return			2.53%
	Annualized Index Return			0.25%
	Annualized ETN Total Return			-0.20%

RISK FACTORS

The ETNs are senior unsecured debt obligations of Barclays Bank PLC and are not secured debt. The ETNs are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the Index. Investing in the ETNs is not equivalent to investing directly in the Index, the Index Constituents or the equity securities underlying the Index Constituents. See “The Index” as well as the Index-specific sections in this pricing supplement for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus, prospectus supplement, and prospectus supplement addendum before investing in the ETNs.

You should also consider the tax consequences of investing in the ETNs, significant aspects of which are uncertain. See “Material U.S. Federal Income Tax Considerations” in this pricing supplement.

Risks Relating to the ETNs Generally

The ETNs Do Not Guarantee Any Return of Principal, and You May Lose Some or All of Your Investment

The ETN performance is linked to the performance of the Index less an investor fee. There is no minimum limit to the level of the Index. Moreover, the ETNs are not principal protected. Therefore, a decrease in the level of the Index could cause you to lose up to your entire investment in the ETNs. You may lose all or a substantial portion of your investment if you invest in the ETNs.

Furthermore, because the investor fee reduces the amount of your return at maturity or upon early redemption, the level of the Index will need to increase significantly in order for you to receive at least the amount you invested in the ETNs at maturity or upon early redemption. If the increase in the level of the Index is insufficient to offset the negative effect of the investor fee, or if the Index level decreases, you will receive less than the amount you invested in the ETNs at maturity or upon early redemption.

We May Redeem the ETNs at Any Time on or after the Inception Date

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after the inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of the ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

If we exercise our right to redeem the ETNs, the payment you receive may be less than the payment that you would have otherwise been entitled to receive at maturity and may be less than the secondary market trading price of the ETNs. Also, you may not be able to reinvest any amounts received on the redemption date in a comparable investment. Our right to redeem the ETNs may also adversely impact your ability to sell your ETNs, and/or the price at which you may be able to sell your ETNs, following delivery of the issuer redemption notice.

You Will Not Benefit from Any Increase in the Level of the Index if Such Increase Is Not Reflected in the Index on the Applicable Valuation Date

If the positive effect of any increase in the level of the Index is insufficient to offset the negative effect of the investor fee between the inception date and the applicable valuation date (including the final valuation date), we will pay you less than the amount you invested in the ETNs at maturity or upon early redemption. This will be true even if the level of the Index as of some date or dates prior to the applicable valuation date would have been sufficiently high to offset the negative effect of the investor fee.

You Will Not Receive Interest Payments on the ETNs or Have Rights in Respect of Any of the Equity Securities Included in the Index Constituents

You will not receive any periodic interest payments on your ETNs. As an owner of the ETNs, you will not have rights that investors in the equity securities included in the Index Constituents may have. Your ETNs will be paid in cash, and you will have no right to receive delivery of any equity securities comprising the S&P 500® or the Index Constituents or of any dividends or distributions relating to such securities.

Owning the ETNs is Not the Same As Owning the Index Constituents or a Security Directly Linked to the Performance of the Index

The return on your ETNs will not reflect the return you would have realized if you had actually owned the Index Constituents or a security directly linked to the performance of the Index and held such investment for a similar period. Any return on your ETNs includes the negative effect of the accrued investor fee. Furthermore, if the level of the Index increases during the term of the ETNs, the market value of the ETNs may not increase by the same amount or may even decline.

Even If the Level of the Index at Maturity or Upon Early Redemption Is Greater than it Was on the Inception Date, You May Receive Less than the Principal Amount of Your ETNs Due To the Investor Fee

Since the investor fee reduces the amount of your return at maturity or upon early redemption, the Index will need to increase significantly in order for you to receive at least the principal amount of your investment at maturity or upon early redemption. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.45% per year. Therefore, if the Index level does not increase or the increase in the level of the Index is insufficient to offset the negative effect of the investor fee or the level of the Index decreases, you will receive less than the principal amount of your investment at maturity or upon early redemption.

If a Market Disruption Event Has Occurred or Exists on a Valuation Date, the Calculation Agent Can Postpone the Determination of, as Applicable, the Closing Indicative Value or the Maturity Date or a Redemption Date

The determination of the value of the ETNs on a valuation date, including the final valuation date, may be postponed if the calculation agent determines that a market disruption event or force majeure event has occurred or is continuing on such valuation date. In no event, however, will a valuation date for the ETNs be postponed by more than five trading days. As a result, the maturity date or a redemption date could also be postponed, although not by more than five trading days. If a valuation date is postponed until the fifth trading day following the scheduled valuation date but a market disruption event occurs or is continuing on such day, that day will nevertheless be the valuation date and the calculation agent will make a good faith estimate in its sole discretion of the level of the Index for such day. See “Specific Terms of the ETNs—

Postponement of Valuation Dates” in this pricing supplement.

Risks Relating to the Issuer

The ETNs Are Subject to the Credit Risk of the Issuer, Barclays Bank PLC

The ETNs are senior unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the ETNs depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and are not guaranteed by a third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the ETNs and, in the event Barclays Bank PLC were to default on its obligations, you may not receive the amounts owed to you under the terms of the ETNs.

Risks Relating to the Index

The Value of the Index Will Depend Upon the Success of the Index in Dynamically Allocating Among the Sector Indices

The Index seeks to provide investors with exposure to different sectors by dynamically allocating among the Sector Indices. Each month, the Index selects four Sectors for inclusion in the Index based upon their Relative CAPE Indicator and a price momentum factor, each as described under “The Index” below. The four selected Sectors, represented by corresponding Sector Indices, are included as the Index Constituents in the Index and are equally weighted to comprise 25% of the notional long position of the Index.

There can be no assurance, however, that a notional investment in sectors with a lower Relative CAPE Indicator and higher price momentum will increase or perform better than sectors with a higher Relative CAPE Indicator and a lower price momentum. It is possible that the Sector Indices selected at any time for inclusion in the Index will decrease and cause the level of the Index to fall. Additionally, the Sector Indices included in the Index may underperform and produce lower returns than an investment in a diversified portfolio of assets or a different combination of Sector Indices. Accordingly, there is no assurance that the Index will outperform any alternative index that might be employed in respect of the sectors or a diversified portfolio.

The Value of the Index Will Depend Upon the Performance of the Index Constituents Included in the Index

While the Index is designed to provide exposure to four Sectors, each represented by a Sector Index, the level of the Index will continue to depend, in large part, on the performance of the Sector Indices that comprise the Index Constituents over the term of your ETNs. Even if the Index is successful in dynamically allocating among the sectors, the value of the Index may fall as a result of a decline in the level of the Index Constituents.

Changes to the Index Methodology May Adversely Affect the Value of Your Investment in the ETNs

Prior to October 1, 2018, the Sector Universe consisted of nine sectors. As of October 1, 2018, the index sponsor implemented changes to the Index to include an additional sector to the Sector Universe named the Communication Services sector, which expanded the Sector Universe to ten sectors. For more information, please see “The Index—Changes to the Index” in this pricing supplement. This change may adversely affect the performance of the Index and the value of the ETNs, as future performance of the Index may be lower than its performance would have been if it had not been amended. Moreover, the performance of the Index prior to October 1, 2018 does not reflect this change, and the Index has limited operating history under the revised methodology.

The Index Allocates to the Sector Indices in Accordance with Pre-Defined Weightings That May Not Be Optimal

The four Sector Indices selected for inclusion in the Index on a monthly basis will comprise 100% of the Index. The four Sector Indices selected as the Index Constituents are equally weighted notional long positions (i.e., a weight of 25% in each Sector Index). Therefore, even if the Index is optimal in allocating to the sectors that will offer positive returns over the term of the ETNs, the pre-defined weightings among the Sector Indices as specified herein may not be the most optimal allocations at any given moment over the term of your ETNs. Therefore, there is no assurance that the weightings determined by the Index will outperform any alternative Index or investment that might reflect different weighting of the Index Constituents.

Historical Levels of the Index Should Not Be Taken as an Indication of the Future

Performance of the Index During the Term of the ETNs

It is impossible to predict whether the level of the Index will rise or fall. The actual performance of the Index over the term of the ETNs, as well as the amount payable at maturity or upon early redemption, may bear little relation to the historical level of the Index.

The Index Sponsor, a Distinct Function Within Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially Affect the ETNs in Various Ways and Create Conflicts of Interest

Barclays Bank PLC is the owner of the intellectual property and licensing rights relating to the Index, and Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, is the index sponsor. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed under “The Index—Modifications to the Index” in this pricing supplement, the index sponsor has the discretion in a number of circumstances, including upon the occurrence of an index market disruption event or force majeure event, to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the ETNs.

The role played by the index sponsor and the exercise of the kinds of discretion described above and in the section entitled “The Index―Modifications to the Index” in this pricing supplement could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, the issuer of the ETNs, is its parent company and the owner of the Index. The index sponsor has no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

In addition, the Index or the Index Constituents could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on the Index) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any of these events could adversely affect the Index or the Index Constituents and, correspondingly, could adversely affect the value of the ETNs.

The Policies of the Index Sponsor and the Sector Index Sponsor and Changes That

Affect the Composition and Valuation of the Index and the Index Constituents Could Affect the Amount Payable on Your ETNs and Their Market Value

The policies of the index sponsor, Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, concerning the calculation of the level of the Index and the policies of the sector index sponsor concerning the calculation of the value of the Index Constituents, and any additions, deletions or substitutions of underlying assets and the manner in which changes affecting the underlying assets are reflected in the Index Constituents, could affect the level of the Index and, therefore, the amount payable on the ETNs at maturity or upon early redemption and the market value of the ETNs prior to maturity. Additionally, the sector index sponsor may discontinue or suspend dissemination of the Index Constituents. Any of these actions could adversely affect the value of your ETNs. The index sponsor and sector index sponsor have no obligation to consider your interests in calculating or revising the Index or the Index Constituents.

If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully below under “The Index—Modifications to the Index”.

Risks Relating to Liquidity and the Secondary Market

The Market Value of the ETNs May Be Influenced by Many Unpredictable Factors

The market value of the ETNs may fluctuate between the date you purchase them and the applicable valuation date. You may also sustain a significant loss if you sell the ETNs in the secondary market. We expect that generally the value of the Index Constituents and Index will affect the market value of the ETNs and the payment you receive at maturity or upon early redemption, more than any other factor. Several other factors, many of which are beyond our control, will influence the market value of the ETNs and the payment you receive at maturity or upon early redemption, including the following:

•	prevailing market prices and forward volatility levels of the stock markets on which the equity securities included in the Index Constituents are listed or traded, the equity securities included in the Index

Constituents,and prevailing market prices of options on the Index, any of the Index Constituents or any of the equity securities included in the Index Constituents or any other financial instruments related to the Index, any of the Index Constituents or any of the equity securities included in the Index Constituents;

•	supply and demand for the ETNs, including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory;

•	the time remaining to the maturity of the ETNs;

•	interest rates;

•	economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the stock markets on which the equity securities included in the Index Constituents are listed or traded, the equity securities included in Index Constituents, and the Index or Index Constituents;

•	the perceived creditworthiness of Barclays Bank PLC;

•	supply and demand in the listed and over-the-counter equity derivative markets; or

•	supply and demand as well as hedging activities in the equity-linked structured product markets.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

There May Not Be an Active Trading Market in the ETNs; Sales in the Secondary Market May Result in Significant Losses

Although we have listed the ETNs on NYSE Arca, there can be no assurance that a secondary market for the ETNs will exist at any time. Even if there is a secondary market for the ETNs, whether as a result of any listing of the ETNs or on an over-the-counter basis, it may not provide enough liquidity for you to trade or sell your ETNs easily. In addition, although certain affiliates of Barclays Bank PLC may engage in limited purchase and resale transactions in the ETNs, they are not required to do so. If they decide to engage in such transactions, they may stop at any time. We are not required to maintain any listing of the ETNs on NYSE Arca or any other securities exchange and may cause the ETNs to be de-listed at our discretion.

The Liquidity of the Market for the ETNs May Vary Materially Over Time

As stated on the cover of this pricing supplement, we sold a portion of the ETNs on the inception date, and the remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., our affiliate, as agent. Also, the number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early redemptions of the ETNs. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to redeem your ETNs prior to maturity, early redemption is subject to the conditions and procedures described elsewhere in this pricing supplement, including the condition that you must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.

The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value

The ETNs may trade at a substantial premium to or discount from the closing indicative value and/or the intraday indicative value. The closing indicative value is the value of the ETNs calculated by us on a daily basis and is used to determine the payment at maturity or upon early redemption. The intraday indicative value is meant to approximate on an intraday basis the component of the ETN’s value that is attributable to the Index and is provided for reference purposes only. In contrast, the market price of the ETNs at any time is the price at which you may be able to sell your ETNs in the secondary market at that time, if one exists.

If you sell your ETNs on the secondary market, you will receive the market price for your ETNs, which may be substantially above or below the closing indicative value and/or the intraday indicative value due to, among other things, imbalances of supply and demand for the ETNs (including as a result of any decision of ours to issue, stop issuing or resume issuing additional ETNs), stocks included in the Index and/or other derivatives related to the Index or the ETNs; any trading disruptions; suspension or limitations to any of the forgoing; lack of liquidity; severe volatility; transaction costs; credit considerations; and bid-offer spreads. A premium or discount market price over the intraday indicative value can also arise as a result of actions (or failure to take action) by the index sponsor or the sector index sponsor, the relevant exchanges of the stocks included in the Index and NYSE Arca and technical or human errors by service providers, market participants and others. In addition, paying a premium purchase price over the intraday indicative value could lead to significant losses if you sell your ETNs at a time when such premium is no longer present in the market place or if we exercise our right to redeem the ETNs. Furthermore, if you sell your ETNs at a price which reflects a discount below the intraday indicative value, you may experience a significant loss.

The intraday indicative value for the ETNs is calculated and published every 15 seconds on each trading day from approximately 9:30 a.m. to approximately 4:15 p.m., New York City time. The intraday indicative value will not be updated to reflect any trading in the stocks included in the Index that might take place after 4:15 p.m. The ETNs trade on the NYSE Arca from approximately 9:30 a.m. to 4:00 p.m., New York City time. The ETNs may also trade during after-hours trading. Therefore, during after-hours trading after 4:15 p.m., the last-published intraday indicative value is likely to differ from any value of the ETNs determined based on real-time trading data of the stocks included in the Index, particularly if there is a significant price movement in the stocks included in the Index during this time period. It is possible that the value of the ETNs could undergo a rapid and substantial decline outside of ordinary market trading hours. You may not be able to accurately assess the value of the ETNs relative to the trading price during after-hours trading, including any premium or discount thereto, when there is no recent intraday indicative value available.

We Have No Obligation to Issue Additional ETNs, and We May Cease or Suspend Sales of the ETNs

As further described in the accompanying prospectus supplement under “Summary—Medium-Term Notes—Amounts That We May Issue” on page S-4 and “Summary—Medium-Term Notes—Reissuances or Reopened Issues” on page S-4, we have the right, but not the obligation, to issue additional ETNs once the initial distribution is complete. We also reserve the right to cease or suspend sales of the ETNs from inventory held at any time after the inception date.

Any limitation or suspension on the issuance or sale of the ETNs may materially and adversely affect the price and liquidity of the ETNs in the secondary market. Alternatively, the decrease in supply may cause an imbalance in the market supply and demand, which may cause the ETNs to trade at a premium over their indicative value. Any premium may be reduced or eliminated at any time. Paying a premium purchase price over the indicative value of the ETNs could lead to significant losses in the event you sell your ETNs at a time when such premium is no longer present in the marketplace or if we redeem the ETNs at our discretion. Investors should consult their financial advisors before purchasing or selling the ETNs, especially ETNs trading at a premium over their indicative value.

Changes in Our Credit Ratings May Affect the Market Value of the ETNs

Our credit ratings are an assessment of our ability to pay our obligations, including those on the ETNs. Consequently, actual or anticipated changes in our credit ratings may affect the market value of your ETNs. However, because the return on your ETNs is dependent upon certain factors in addition to our ability to pay our obligations on your ETNs, an improvement in our credit ratings will not reduce the other investment risks related to your ETNs.

There Are Restrictions on the Minimum Number of ETNs You May Redeem and on the Dates on Which You May Redeem Them

You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on a redemption date. Accordingly, if you hold fewer than 25,000 ETNs or fewer than 25,000 ETNs are outstanding, you will not be able to purchase enough ETNs to meet the minimum size requirement in order to exercise your early repurchase right. The unavailability of the repurchase right can result in the ETNs trading in the secondary market at a discount below their closing indicative value and/or intraday indicative value. The number of ETNs outstanding or held by persons other than our affiliates could be reduced at any time due to early repurchase of the ETNs or due to our or our affiliates’ purchases of ETNs in the secondary market. A suspension of additional issuances of the ETNs could result in a significant reduction in the number of outstanding ETNs if investors subsequently exercise their right to have the ETNs repurchased by us.

You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by no later than 4:00 p.m., New York City time, and a confirmation of redemption by no later than 5:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Your notice of redemption and confirmation of redemption will not be effective until we confirm receipt. See “Specific Terms of the ETNs—Early Redemption Procedures” in this pricing supplement for more information.

There May Be Restrictions on Your Ability to Purchase Additional ETNs From Us

We may, but are not required to, offer and sell ETNs after the inception date through Barclays Capital Inc., our affiliate, as agent. We may impose a requirement to purchase a particular minimum amount of ETNs from our inventory in a single purchase, though we may waive this requirement with respect to any purchase at any time in our sole discretion. In addition, we may offer to sell ETNs from our inventory at a price that is greater or less than the intraday indicative value or the prevailing market price at the time such sale is made. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time. Any limitations or restrictions that we place on the sale of the ETNs from inventory, and the price at which we sell the ETNs from inventory, may impact supply and demand for the ETNs and may impact the liquidity and price of the ETNs in the secondary market. See “Specific Terms of the ETNs—Further Issuances” and “Supplemental Plan of Distribution” in this pricing supplement for more information.

Risks Relating to Conflicts of Interest and Hedging

There Are Potential Conflicts of Interest Between You and the Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. The calculation agent will, among other things, determine the amount of the return paid out to you on the ETNs at maturity or upon early redemption. For a more detailed description of the calculation agent’s role see “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

If the index sponsor were to discontinue or suspend calculation or publication of the Index, it may become difficult to determine the market value of the ETNs. If events such as these occur, or if the level of the Index is not available or cannot be calculated because of a market disruption event or force majeure event, or for any other reason, the calculation agent may be required to make a good faith estimate in its sole discretion of the level of the Index. The circumstances in which the calculation agent will be required to make such a determination are described more fully under “Specific Terms of the ETNs—Role of Calculation Agent” in this pricing supplement.

The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event or force majeure event affecting the Index has occurred or is continuing on a valuation date, including the final valuation date. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability to unwind our or our affiliates’ hedge positions. Since these determinations by the calculation agent may affect the market value of the ETNs, the calculation agent may have a conflict of interest if it needs to make any such decision.

Trading and Other Transactions by Barclays Bank PLC or Its Affiliates in the Equity Securities Underlying Any of the Index Constituents or Instruments Linked to the Index, the Index Constituents or to the Equity Securities Underlying the Index Constituents May Also Impair the Market Value of the ETNs

As described below under “Use of Proceeds and Hedging” in this pricing supplement, we or one or more of our affiliates may hedge our obligations under the ETNs by purchasing or selling equity securities underlying the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Index Constituents or the equity securities underlying the Index Constituents, and we may adjust these hedges by, among other things, purchasing or selling any of the foregoing. Any of these hedging activities may adversely affect the market price of those instruments and, therefore, the levels of the Index, the market value of the applicable series of ETNs. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the ETNs declines.

We or one or more of our affiliates may also engage in trading in equity securities underlying the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Index Constituents or the equity securities underlying the Index Constituents on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for hedging or reducing risk of loss to us or an affiliate, for other accounts under management or to facilitate transactions for customers. Any of these activities could adversely affect the level of the Index Constituents or the Index, the market price of those instruments and, therefore, the market value of the ETNs. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the ETNs.

With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time. See “Our Business Activities May Create Conflicts of Interest” below for more details.

Our Business Activities May Create Conflicts of Interest

In addition to the role of Barclays Index Administration, a distinct function within the Investment Bank of Barclays Bank PLC, as index sponsor as described under “—The Index Sponsor, a Distinct Function Within Barclays Bank PLC, Will Have the Authority To Make Determinations That Could Materially Affect Your ETNs in Various Ways and Create Conflicts of Interest,” we and our affiliates expect to play a variety of roles in connection with the issuance of the ETNs. As noted above, we and our affiliates expect to engage in trading activities related to the equity securities included in the Index Constituents, futures or options on the Index, the Index Constituents or any of the equity securities included in the Index, or other derivative instruments with returns linked to the performance of the Index, the Index Constituents or any of the equity securities included in the Index that are not for the account of holders of the ETNs or on their behalf. These trading activities may present a conflict between the holders’ interest in the ETNs and the interests that we and our affiliates will have in our and our affiliates’

proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the value of the Index Constituents or the level of the Index, could be adverse to the interests of the holders of the ETNs. Moreover, we and our affiliates have published and in the future expect to publish research reports with respect to some or all of the equity securities included in the Index Constituents and equity securities generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the ETNs. The research should not be viewed as a recommendation or endorsement of the ETNs in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the equity securities included in the Index Constituents and the level of the Index and, therefore, the market value of the ETNs. With respect to any of the activities described above, neither Barclays Bank PLC nor its affiliates has any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

Risks Relating to Tax Consequences

The U.S. Federal Income Tax Consequences of an Investment of the ETNs Are Uncertain

There is no direct legal authority regarding the proper U.S. federal income tax treatment of the ETNs, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the ETNs are uncertain, and the IRS or a court might not agree with the treatment of the ETNs as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment for the ETNs, the tax consequences of the ownership and disposition of the ETNs could be materially and adversely affected.

Even if the ETNs are treated as prepaid forward contracts, due to the lack of controlling authority, there remain substantial uncertainties regarding the tax consequences of an investment in the ETNs. In addition, as described above under “What Are the Tax Consequences?,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.

Non-U.S. investors should also note that a 30% withholding tax may be imposed on “dividend equivalents” deemed paid to them under Section 871(m) after December 31, 2019 under certain circumstances (even if no cash is actually paid to them), as further discussed below under “Material U.S. Federal Income Tax Consequences—Section 871(m) Withholding.”

You should review carefully the section below entitled “Material U.S. Federal Income Tax Consequences,” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments, the possible consequences of changes to the Index and the issues presented by the 2007 notice.

THE INDEX

Overview

The Shiller Barclays CAPETM US Core Sector Index (the “Index”) incorporates the principles of long-term investing distilled by Dr. Robert Shiller and expressed through the CAPE (Cyclically Adjusted Price Earnings) ratio (the “CAPE Ratio”) described below. The classic CAPE Ratio is used to assess equity market valuations and averages ten years of reported earnings to account for earnings and market cycles. In other words, the CAPE Ratio is a value indicator used to measure the long-term value of assets. The Index uses a modified version of the classic CAPE Ratio, referred to herein as the “Relative CAPE Indicator”, that is applied to certain defined data sets relating to US equity sectors and makes some small adjustments to the classic model. In addition to the Relative CAPE Indicator, the Index uses a price momentum factor to identify sectors with recent positive momentum over the previous twelve months. Although there can be no assurance that it will be successful, the price momentum factor attempts to mitigate the effect of the situation commonly referred to as the “value trap”, where a stock that appears to be relatively undervalued based on value indicators such as the ratio of trading price to earnings fails to provide a positive return over time. By using both a value indicator and a momentum indicator, the Index aims to provide more stable and improved risk-adjusted returns.

The Index aims to gain exposure to the top four Sectors (as defined below) that are relatively undervalued as defined by the Relative CAPE Indicator and possess relatively stronger price momentum over the prior twelve months. Each Sector is represented in the Index by a Sector Index (as defined below), which is an S&P Select Sector Index. The Sector Indices are comprised of equity securities of all companies included in the S&P 500® that are classified as members of the relevant Sector generally according to the GICS.

Each month, the Index ranks the 10 sectors included in the Sector Universe based on the Relative CAPE Indicator and a twelve-month price momentum factor according to the ranking methodology described in further detail below. The top four Sectors are represented in the Index for the following month by an equally weighted notional long position in the total return version of the corresponding Sector Indices.

Publication of Index Values

The Index was created by Barclays Bank PLC, which is the owner of the intellectual property and licensing rights relating to the Index, but is maintained and calculated by the index sponsor. The Index is administered and published by Barclays Index Administration (the “index sponsor”), a distinct function within the Investment Bank of Barclays Bank PLC. The index sponsor has appointed a third-party index calculation agent (the “index calculation agent”), currently Bloomberg Index Services Limited (formerly known as Barclays Risk Analytics and Index Solutions Limited), to calculate and maintain the Index. While the index sponsor is responsible for the operation of the Index, among other things, certain aspects have thus been outsourced to the index calculation agent.

The value of the Index is calculated in accordance with the method described in “—Calculation of the Index” below. The index sponsor calculates the level of the Index on each index business day with respect to the prior index business day and publishes it on the Index page at http://indices.barclays, or any successor website thereto. The Index is also reported by Bloomberg page under the ticker symbol “BXIICCST” or any successor thereto.

An “index business day” is a day which is a New York Stock Exchange trading day and a NASDAQ Exchange trading business day.

Changes to the Index

Prior to October 1, 2018, the Sector Universe consisted of nine sectors. As of October 1, 2018, the index sponsor implemented changes to the Index to include an additional sector to the Sector Universe named the Communication Services sector, which expanded the Sector Universe to ten sectors. These changes to the Sector Universe were made as a result of changes to the classification of the GICS made by Standard & Poor’s and MSCI Inc. on September 21, 2018. The new Communication Services sector was formed based on the re-classification of companies from both the Technology sector and Consumer Discretionary sector.

The CAPE Ratio

The classic CAPE (Cyclically Adjusted Price Earnings) Ratio is a “value” factor and is determined by taking an inflation-adjusted price index of an equity benchmark, such as the S&P 500®, and dividing it by the moving average of the preceding ten years of equity benchmark earnings, which in this case would be the S&P 500® real reported earnings (i.e., reported earnings adjusted for inflation), where the U.S. Consumer Price Index is used to adjust for inflation. Averaging ten years of reported earnings allows the CAPE Ratio to account for mean reversion of earnings over long-term earning cycles and thus obtain a more accurate long-term measure of the equity market valuations. For information on the calculation of the CAPE Ratio and the Relative CAPE Indicator for purposes of the Index, please see “—Calculation of the CAPE Ratio, Relative CAPE Indicator and Price Momentum for Each Sector” below.

Composition and Calculation of the Index

The Index analyzes the “Sector Indices” each month. Each Sector Index is a S&P Select Sector Index that comprises equity securities of all companies included in the S&P 500® that are classified as members of a corresponding sector. Each Sector Index has a price return and total return version that is calculated by S&P Dow Jones Indices LLC (the “sector index sponsor” or “S&P Dow Jones Indices”). The price return (PR) version of each Sector Index (each, a “Sector PR Index”) includes in the calculation of the Sector Index level only changes due to the movement of the share price of the stocks included in that Sector Index. The total return (TR) version of each Sector Index (each, a “Sector TR Index”) reflects changes in both changes in share prices and returns obtained after immediately reinvesting the dividend income from the underlying shares included in the Sector Index into the Sector PR Index value.

Table 1 below contains a list of the sectors in the Sector Universe and the corresponding Sector Indices, the Bloomberg ticker of the Sector PR Index corresponding to each Sector (which is used to construct earnings data sets for each Sector as described in “—Data Construction for each Sector” below), and the Bloomberg ticker of the Sector TR Index corresponding to each Sector.

Table 1: The Sectors, Sector Indices and Bloomberg Tickers of the Sector PR Indices and Sector TR Indices

Sector*	Sector Index	Bloomberg Ticker of the Sector PR Index	Bloomberg Ticker of the Sector TR Index
Energy Sector	Energy Select Sector Index	IXE <Index>	IXETR <Index>
Materials Sector	Materials Select Sector Index	IXB <Index>	IXBTR <Index>
Industrial Sector	Industrial Select Sector Index	IXI <Index>	IXITR <Index>
Consumer Discretionary Sector	Consumer Discretionary Select Sector Index	IXY <Index>	IXYTR <Index>
Consumer Staples Sector	Consumer Staples Select Sector Index	IXR <Index>	IXRTR <Index>
Health Care Sector	Health Care Select Sector Index	IXV <Index>	IXVTR <Index>
Financial Sector**	S&P Financials & Real Estate Index (USD)	SPFREIPR <Index>	SPFREITR <Index>
Utilities Sector	Utilities Select Sector Index	IXU <Index>	IXUTR <Index>
Technology Sector	Technology Select Sector Index	IXT <Index>	IXTTR <Index
Communication Services Sector***	Communication Services Select Sector Index	IXCPR <Index>	IXCTR <Index>

*Sector Universe as of October 1, 2020.

** In 2016, the Financial sector was split into the Real Estate sector and Financial sector, according to GICS classifications. As a result, as of September 15, 2016, the Financial sector in the Index is represented by the S&P Financials & Real Estate Index (USD) as the corresponding Sector Index. Prior to such date, the Financial sector was represented in the Index by the Financial Select Sector Index.

*** In 2018, the Communication Services sector was created, based on the re-classification of companies from both the Technology and Consumer Discretionary sectors, as a result of changes to the classification of GICS made by Standard & Poor’s and MSCI Inc., which became effective on September 21, 2018. Prior to October 1, 2018, the Communication Services sector was not a sector that was part of the Index.

A description of each Sector Index is included below in “—The Sector Indices”.

The following three sections provide a description of how the sectors are selected each month for inclusion in the Index and how the level of the Index is calculated. First, the “—Data Construction for each Sector” section describes how the Nominal Total Return Price, Real Total Return Price, Nominal EPS and Real EPS for each of the sectors in the Sector Universe will be constructed. Second, the “—Calculation of CAPE Ratio, Relative CAPE Indicator and Price Momentum for each Sector” section describes how the CAPE Ratio, Relative CAPE Indicator and Price Momentum from the series constructed in accordance with the section “—Data Construction for each Sector” will be calculated. Finally, the “—Selection and Weight Allocation of the Index Constituents” section describes how the Index Constituents will be selected from the Sector Universe for the Index and how their weights in the Index will be determined.

Data Construction for each Sector

In order to calculate the Relative CAPE Indicator and Price Momentum factor for each Sector, which are used to select the Index Constituents on each Selection Date, it is necessary to construct data sets for each Sector Index regarding the total return price and earnings per share. These calculations are performed based on data for each Sector Index that is recreated for approximately the past 40 years. Total return measures are used to alleviate the concern that the CAPE Ratio could be dependent on corporate dividend payout policy.

The data used in Data Constructions Steps #1 and #3 below will be obtained from Compustat Center for Research in Security Prices (“CRSP”) and Bloomberg (each a “Data Source” and together the “Data Sources”). As described below, the index sponsor has used Compustat/CRSP data from September 28, 1973 to December 24, 2007 to create the data sets for various sectors over this period, as sector-level data is available from Bloomberg only after August 30, 2002 or December 24, 2007 in some cases. The index sponsor has taken each company in the S&P 500® during this period and assigned it, according to the GICS sector classification of such company, to the relevant sector as set forth in Table 1 above. Each stock has been combined in a market capitalization weighted manner to re-create a sector earnings, sector total and price return series used to calculate the data described below. The index sponsor reserves the right to change the Data Sources (see “—Modifications to the Index—Modifications to the Index and Change of Data Sources” for further information on Data Sources.)

Data Construction Step #1: Nominal Total Return Price

For each sector in the Sector Universe, the “Nominal Total Return Price” shall be calculated using the combination of the total return price data calculated based on the company-level data retrieved from Compustat/CRSP for the relevant index business day (the “Compustat TR Price Data”), the total return price data obtained from the field “TOT_RETURN_INDEX_GROSS_DVDS” from Bloomberg tickers listed under column “Bloomberg Ticker of the Sector PR Index” in Table 1, and the official closing value announced by the sector index sponsor of the relevant Sector TR Index prices on the relevant index business day (the “Index Constituent Level”), obtained from Bloomberg tickers listed under column “Bloomberg Ticker of the Sector TR Index” in Table 1, in the following manner:

•	from (and excluding) September 28, 1973 (the “Sector Base Date”) to (and including) August 30, 2002 (the “Sector Index Data Start Date”), the daily price return of the Compustat TR Price Data () is used;

•	from (and excluding) the Sector Index Data Start Date to (and including) January 28, 2011 (the “Select Sector Index TR Data Start Date”), the daily price return of the Sector Index TR data obtained from the Bloomberg Ticker of the Sector PR Index which is used in conjunction with the Bloomberg field “TOT_RETURN_INDEX_GROSS_DVDS” () is used; and

•	from (and excluding) the Select Sector Index TR Data Start Date, the daily price return of the Index Constituent Level () is used.

The Nominal Total Return Price on the Sector Base Date is 100.0000. On each subsequent index business day t, the Nominal Total Return Price is calculated by multiplying the previous index business day’s Nominal Total Return Price by (1 + relevant daily price return) as follows:

Prior to September 24, 2018, the Nominal Total Return Price for the Consumer Discretionary sector and the Technology sector was constructed in the manner described in the immediately preceding paragraph.

From September 24, 2018, the Nominal Total Return Price for the Consumer Discretionary sector and the Technology sector will be calculated using the combination of the Compustat TR Price Data, the total return price data obtained from the field “TOT_RETURN_INDEX_GROSS_DVDS” from Bloomberg tickers corresponding to selected proxy indices (the “Proxy Indices”) for each of the Consumer Discretionary sector and the Technology sector, and the official closing value announced by the index sponsor of the total return versions of the Proxy Indices, in the following manner:

•	from (and excluding) the Sector Base Date to (and including) August 30, 2002, the daily price return of the Compustat TR Price Data () is used;

•	from (and excluding) August 30, 2002 to (and including) the January 28, 2011, the daily price return data obtained from the Bloomberg Ticker of the (i) S&P Consumer Discretionary Index (USD) Bloomberg ticker: SPIXYPR Index, for the Consumer Discretionary sector (the “Consumer Discretionary Proxy Index”) and the (ii) S&P Technology Index (USD) Bloomberg ticker: SPIXTPR Index, for the Technology sector (the “Technology Proxy Index”), in each case which is used in conjunction with the Bloomberg field “TOT_RETURN_INDEX_GROSS_DVDS” () is used;

•	from (and excluding) the January 28, 2011, to (and including) September 24, 2018, the daily price return of the official closing level of the (i) S&P Consumer Discretionary Index (USD) TR Bloomberg ticker: SPIXYTR Index, for the Consumer Discretionary sector and the (ii) S&P Technology Index (USD) TR Bloomberg ticker: SPIXTTR Index, for the Technology sector (PtPGTRSector) is used; and

•	from (and excluding) September 24, 2018, the daily price return of the Index Constituent Level () is used.

The Nominal Total Return Price on the Sector Base Date is 100.0000. On each subsequent Index Business Day t, the Nominal Total Return Price is calculated by multiplying the previous index business Day’s Nominal Gross Total Return Price by (1 + relevant daily price return) as follows:

Data Construction Step #2: Real Total Return Price

For each Sector in the Sector Universe, on the last index business day of each month (the “Selection Date”), the “Real Total Return Price” shall be calculated by multiplying the relevant Nominal Total Return Price by the ratio of the CPI Index (as defined below under “The Consumer Price Index” below) value as of March 2012 (the “CPI Index Base Value”) (which is equal to 229.098) to the latest available CPI Index value on Selection Date S.

Where:

Real Total Return PriceS is the Real Total Return Price on current Selection Date S;

Nominal Total Return Prices is the Nominal Total Return Price on current Selection Date S;

CPIBase is the CPI Index Base Value, which is equal to 229.098; and

CPIS is the latest available CPI Index value on current Selection Date S.

Data Construction Step #3: Nominal EPS

For each sector in the Sector Universe, the “Nominal EPS” shall be calculated using the combination of the Compustat/CRSP derived earnings per share data on the relevant index business day (the “Compustat EPS Data”) and the data retrieved from “TRAIL_12M_EPS_BEF_
XO_ITEM” Bloomberg field for each corresponding Index Constituent, from the Bloomberg tickers listed under column “Bloomberg Ticker of the Sector PR Index” in Table 1 (the “Sector Index EPS Data”) as obtained from the Data Sources, in the following manner:

•	from (and including) the Sector Base Date to (and including) the Sector Index Data Start Date, the Compustat EPS Data () and the Compustat TR Price Data () are used; and

•	from (and excluding) the Sector Index Data Start Date, the Index Constituent EPS Data () and the official closing value announced by the sector index sponsor of the relevant Sector PR Index prices on the relevant index business day (the “Sector Index PR Price Data”), obtained from Bloomberg tickers listed under column “Bloomberg Ticker of the Sector PR Index” in table 1 () are used.

On each index business day, the Nominal EPS is calculated as follows:

Prior to September 24, 2018, the Nominal EPS for the Consumer Discretionary sector and the Technology sector was constructed in the manner described in the immediately preceding paragraph. From September 24, 2018, the Nominal EPS for the Consumer Discretionary sector and the Technology sector will be calculated using the combination of the Compustat EPS Data and data relating to the Proxy Indices and their constituents, in each case as obtained from the Data Sources, in the following manner:

•	from (and including) the Sector Base Date to (and including) December 24, 2007, the Compustat EPS Data and the Compustat TR Price Data () are used to calculate the Nominal EPS;

•	from (but excluding) December 24, 2007 to (and including) September 24, the data retrieved from the “TRAIL_12M_EPS_BEF_XO_ITEM” Bloomberg field for each index constituent of the Consumer Discretionary Proxy Index and the Technology Proxy Index (EPStProxySectorIndex) and the official closing value announced by the index sponsor of the price return versions of the Proxy Indices (PtProxyPRSectorIndex) are used to calculate the Nominal EPS; and

•	From (but excluding) September 24, 2018, the Index Constituent EPS Data and the Sector Index PR Price Data () are used to calculate the Nominal EPS.

On each Index Business Day, the Nominal EPS is calculated as follows:

Data Construction Step #4: Real EPS

For each sector in the Sector Universe, on Selection Date S the “Real EPS” shall be calculated by multiplying the relevant Nominal EPS by the ratio of the CPI Index Base Value to the latest available CPI Index value on Selection Date S.

Where:

RealEPSS is the Real EPS on current Selection Date S;

Nominal EPSs is the Nominal EPS on current Selection Date S;

CPIBase is the CPI Index Base Value; and

CPIS is the latest available CPI Index value on current Selection Date S.

Calculation of the CAPE Ratio, Relative CAPE Indicator and Price Momentum for Each Sector

Calculation # 1: CAPE Ratio Calculations

On each Selection Date, for each sector in the Sector Universe, the “CAPE Ratio” is calculated with respect to that Sector by performing the following steps:

Step 1: Determine the 10 annual “Earnings Observation Dates”.

The (n+1)th Earnings Observation Date is the corresponding Selection Date which is n years and 3 months prior to the current Selection Date, if the Selection Date which is n years prior to the current Selection Date is on or before August 30, 2002.

Otherwise, the (n+1)th Earnings Observation Date is the corresponding Selection Date which is n years and 0 months prior to the current Selection Date. The value of n varies between 0 and 9.

Step 2: Determine the “Mean Real EPS” by taking the arithmetic mean of the Real EPS calculated as described above in “Data Construction Step #4: Real EPS” on each of the 10 relevant annual Earnings Observation Dates.

Step 3: The CAPE Ratio is calculated by taking a ratio of (1) the relevant Real Total Return Price (determined as described above in “Data Construction Step #2: Real Total Return Price”) to (2) the Mean Real EPS.

Calculation #2: Relative CAPE Indicator Calculations

On each Selection Date, for each sector in the Sector Universe, the “Relative CAPE Indicator” is calculated by performing the following steps:

Step 1: Calculate the “Winsorized CAPE Mean” using all available historical CAPE Ratio values (the “Sample”) as calculated on previous monthly Selection Dates up to a maximum of 240 values (corresponding to twenty years of data). The data included in the Sample is “winsorized” by replacing the top 5% and the bottom 5% of the values in the Sample by the values corresponding to the 95th and 5th percentiles respectively. After the Sample has been winsorized, the Winsorized CAPE Mean is then calculated by taking the arithmetic average of the Sample. The purpose behind the “winsorized” process is to attempt to minimize the effect of extreme earnings events and smooth the Winsorized CAPE Mean.

Step 2: The Relative CAPE Indicator is then calculated by taking a ratio of the CAPE Ratio value on the current Selection Date to the corresponding Winsorized CAPE Mean.

Calculation #3: Price Momentum Calculations

On each Selection Date, for each sector in the Sector Universe, the “Price Momentum” is calculated according to the below formula:

Where:

is the price momentum for i-th Sector on Selection Date S;

is the Nominal Total Return Price of the i-th Sector on Selection Date S; and

is the Nominal Total Return Price of the i-th Sector on Selection Date that is 12 months prior to the Selection Date S.

Selection and Weight Allocation of the Index Constituents

On each Selection Date, four Sectors are selected by performing the steps below, and the Sector TR Indices corresponding to those four Sectors (the “Index Constituents”) are represented in equally weighted notional long positions in the Index for the following month.

Step 1: Rank All Sectors based on their Relative CAPE Indicator

Rank all the sectors in the Sector Universe in ascending order based on their Relative CAPE Indicator values on the Selection Date (such that the sector with the lowest value is ranked first). Select the five highest ranked sectors.

Step 2: Rank Remaining Sectors based on their Price Momentum

The remaining five sectors are ranked again, in descending order, based on the relevant Price Momentum (such that the Sector with the highest Price Momentum is ranked first). The sector that is ranked as number five is removed.

Step 3: Assign Equal Weight to Each Sector

The remaining four Sectors are represented in the Index in equally weighted notional long positions (i.e., a weight of 25% in each selected Index Constituent) by the corresponding Sector TR Index.

Calculation of the Index

This section describes how the value of the Index is calculated, including the value at the initial Index composition, during a Rebalancing Period, and on index business days not included in a Rebalancing Period. The term “Index Level” means, for each index business day, the level of the Index as determined in accordance with this section. The Index is calculated by referring to a notional portfolio where each Index Constituent included in the Index at a particular time is represented by a notional number of units determined as described below. The index value calculations and rebalancing calculations assign weights to the Index Constituents by applying the formulas below to the notional units that make up the Index at any particular time.

Index Initial Composition

For each Index Constituent, the notional number of units of the Index Constituent on September 3, 2002 (the “Index Base Date”) has been calculated according to the following formula:

Where:

is the Index Level on the Index Base Date and is equal to 100.0000;

is the Nominal Total Return Price of the Sector corresponding to the Index Constituent, as of the close of the Index Base Date; and

is the weight of the Index Constituent, which is equal to 25%.

Index Rebalancing

On a monthly basis, the notional number of units for each Index Constituent is calculated on the close of each Rebalancing Date. A “Rebalancing Date” means each index business day included in the Rebalancing Period. The “Rebalancing Period” means a period of four index business days. The first Rebalancing Date for the Index is the first index business day immediately following the Selection Date. The notional number of units for each Index Constituent on any index business day during a Rebalancing Period is determined in according to the following formulae:

Old Index Constituents:

New Index Constituents:

Where:

“Old Index Constituents” means, during a Rebalancing Period, the Index Constituents as selected on the Selection Date immediately preceding the most recent Selection Date, as detailed in “Selection and Weight Allocation of the Index Constituents” above.

“New Index Constituents” means, during a Rebalancing Period, the Index Constituents selected on the most recent Selection Date, as detailed in “Selection and Weight Allocation of the Index Constituents” above.

denotes the Rebalancing Date and can be equal to 1, 2, 3, 4;

is the index business day immediately preceding the first Rebalancing Date;

is the J-th Rebalancing Date, with J=1, 2, 3, 4;

,and denote the number of units of the j-th Old Index Constituents, to be held on the close of the J-th Rebalancing Date and the number of units of the j-th Old Index Constituents, held on the close of the index business day immediately preceding the J-th Rebalancing Date, respectively;

,and denote the number of units of the i-th New Index Constituent, to be held on the close of the J-th Rebalancing Date and the number of units of the i-th New Index Constituent held on the close of the index business day immediately preceding the J-th Rebalancing Date, respectively;

is the number of Old Index Constituents, which is equal to 4;

is the number of New Index Constituents, which is equal to 4;

is the Nominal Total Return Price of the Sector corresponding to the Index Constituent the i-th New Index Constituent on the relevant Rebalancing Date , with J=1, 2, 3, 4;

is the Nominal Total Return Price of the Sector corresponding to the Index Constituent of the j-th Old Index Constituent on the relevant Rebalancing Date , with J=1, 2, 3, 4; and

is the weight of the i-th New Index Constituent, which is equal to 25%.

Index Level Calculation

The Index Level applicable in respect of the Index Base Date is 100.0000.

Thereafter, the Index Level with respect to each index business day shall be calculated by the index sponsor as on each index business day in accordance with the following formula:

Where:

It is the Index Level on index business day t;

IR is the Index Level on the immediately preceding Rebalancing Date R, with respect to current index business day t;

RLBt is the return of the Index from and excluding the previous Rebalancing Date (R) and to and including the current index business day (t), calculated as follows:

Where:

is the weighted sum of the Nominal Total Return Prices of the sectors corresponding to the Index Constituents on index business day t, calculated as follows:

Where:

is the number of Index Constituents in the Index on index business day t (which includes both the old and new Index Constituents during a Rebalancing Period);

is the number of units of i-th Index Constituent as determined above as of the close of the index business day t;

is the Nominal Total Return Price of the Sector corresponding to the i-th Index Constituent on index business day t;

is the Index Level on immediately preceding Rebalancing Date R, with respect to current index business day t;

The Sector Indices

The Sector Indices highlight the sector characteristics of the S&P 500®. The ten Sector Indices are designed to measure the performance of GICS sectors, the broadest level of industry classification. GICS provides a consistent set of global sector and industry definitions that enable market participants to identify and analyze companies from a common global perspective by breaking down the market into four levels of granularity: 11 sectors, 24 industry groups, 69 industries, and 158 sub-industries. Companies are classified primarily based on revenues, though earnings and market perception are also considered in classification analysis. The ten Sector Indices in the Sector Universe cover the following sectors: Energy, Materials, Industrials, Consumer Discretionary, Consumer Staples, Health Care, Financials (including Real Estate), Utilities, Technology and Communications Services.

Each Sector Index has a total return and price return version. The price return version of each index includes in the calculation of the index level only changes due to the movement of the share price of the stocks included in that Sector Index. The total return version reflects changes in both share prices and returns obtained after immediately reinvesting the dividend income from the underlying shares included in the Sector Index into the price return version of the that Sector Index value.

Each Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Sector Index (the “Component Stocks”) is a constituent company of the S&P 500®.

•	The ten Sector Indices together will include all of the companies represented in the S&P 500® and each of the stocks in the S&P 500® will be allocated to one and only one of the Sector Indices.

•	Each constituent stock of the S&P 500® is represented in a Sector Index. A company’s stock is assigned to a particular Sector Index on the basis of that company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Sector Index.

•	Each Sector Index is calculated by the sector index sponsor using a modified “market capitalization” methodology.

This design normally weights each of the component stocks within a Sector Index in a proportion consistent with its percentage with respect to the total market capitalization of that Sector Index. However, under certain conditions, the number of shares of a component stock within the Sector Index may be adjusted to conform to Internal Revenue Code requirements. In addition, the index weightings will be modified, if necessary, to ensure that (a) no stock exceeds 25% of the total market capitalization weight, and (b) the sum of the securities with weights greater than 5% will not exceed 50% of the index weight.

Each Sector Index is calculated using the same methodology utilized by the sector index sponsor in calculating the S&P 500®, using a base-weighted aggregate methodology. The daily calculation of each Sector Index is computed by dividing the total market value of the companies in the Sector Index by a number called the index divisor.

The sector index sponsor at any time may determine that a Component Stock which has been assigned to one Sector Index has undergone such a transformation in the composition of its business, and should be removed from that Sector Index and assigned to a different Sector Index. In the event that the sector index sponsor determines that a Component Stock’s Sector Index assignment should be changed, the sector index sponsor will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Sector Indexes on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that Component Stocks will change sectors frequently.

Component Stocks removed from and added to the S&P 500® will be deleted from and added to the appropriate Sector Index on the same schedule used by the sector index sponsor for additions and deletions from the S&P 500® insofar as practicable. Additional information on the S&P 500® and the Sector Indices is available on the following website: www.spindices.com Information contained on this website is not incorporated by reference in this pricing supplement and should not be considered a part hereof.

The S&P 500® is described below, followed by paragraph for each Sector Index.

S&P 500®

All information regarding the S&P 500® set below reflects the policies of, and is subject to change by, S&P Dow Jones Indices. The S&P 500® is calculated, maintained and published by S&P. The S&P 500® is reported by S&P Dow Jones Indices on Bloomberg page “SPX <Index>”.

The S&P 500® consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets.

Composition of the S&P 500®

Changes to the S&P 500® are made as needed, with no annual or semi-annual reconstitution. Constituent changes are typically announced with at least three business days advance notice. Less than three business days’ notice may be given at the discretion of the S&P Dow Jones Indices’ U.S. index committee.

Additions to the S&P 500® are evaluated based on the following eligibility criteria:

•	Market Capitalization. The unadjusted company market capitalization should be within a specified range. This range is reviewed quarterly and updated as needed to ensure they reflect current market conditions. A company meeting the unadjusted company market capitalization criteria is also required to have a security level float-adjusted market capitalization that is at least 50% of the S&P 500®’s unadjusted company level minimum market capitalization threshold. For spin-offs, S&P 500® membership eligibility is determined using when-issued prices, if available.

•	Liquidity. Using composite pricing and volume, the ratio of annual dollar value traded (defined as average closing price multiplied by historical volume over the last 365 calendar days) to float-adjusted market capitalization should be at least 1.00, and the stock should trade a minimum of 250,000 shares in each of the six months leading up to the evaluation date.

•	Domicile. The company should be a U.S. company, meaning a company that has the following characteristics:

•	the company should file 10-K annual reports;

•	the U.S. portion of fixed assets and revenues should constitute a plurality of the total, but need not exceed 50%. When these factors are in conflict, fixed assets determine plurality. Revenue determines plurality when there is incomplete asset information. Geographic information for revenue and fixed asset allocations are determined by the company as reported in its annual filings. If this criteria is not met or is ambiguous, S&P Dow Jones Indices may still deem the company to be a U.S. company for S&P 500® purposes if its primary listing, headquarters and incorporation are all in the United States and/or “a domicile of convenience” (Bermuda, Channel Islands, Gibraltar, islands in the Caribbean, Isle of Man, Luxembourg, Liberia or Panama); and

•	the primary listing must be on an eligible U.S. exchange as described under “Eligible Securities” below.

In situations where the only factor suggesting that a company is not a U.S. company is its tax registration in a “domicile of convenience” or another location chosen for tax-related reasons, S&P Dow Jones Indices normally determines that the company is still a U.S. company. The final determination of domicile eligibility is made by the S&P Dow Jones Indices’ U.S. index committee.

•	Public Float. There should be a public float of at least 50% of the company’s stock.

•	Sector Classification. The company is evaluated for its contribution to sector balance maintenance, as measured by a comparison of each GICS® sector’s weight in the S&P 500® with its weight in the S&P Total Market Index, in the market capitalization range. The S&P Total Market Index is a float-adjusted, market-capitalization weighted index designed to track the broad equity market, including large-, mid-, small- and micro-cap stocks.

•	Financial Viability. The sum of the most recent four consecutive quarters’ Generally Accepted Accounting Principles (“GAAP”) earnings (net income excluding discontinued operations) should be positive as should the most recent quarter. For equity real estate investment trusts (“REITs”), financial viability is based on GAAP earnings and/or Funds From Operations (“FFO”), if reported.

•	Treatment of IPOs. Initial public offerings should be traded on an eligible exchange for at least 12 months before being considered for addition to the S&P 500®. Spin-offs or in-specie distributions from existing constituents do not need to be seasoned for 12 months prior to their inclusion in the S&P 500®.

•	Eligible Securities. Eligible securities are the common stock of U.S. companies with a primary listing on the New York Stock Exchange, NYSE Arca, NYSE American, Nasdaq Global Select Market, Nasdaq Select Market, Nasdaq Capital Market, Cboe BZX, Cboe BYX, Cboe EDGA or Cboe EDGX exchanges. Ineligible exchanges include the OTC Bulletin Board and Pink Sheets. Eligible organizational structures and share types are corporations (including equity and mortgage REITS) and common stock (i.e., shares). Ineligible organizational structures and share types include, but are not limited to, business development companies, limited partnerships, master limited partnerships, limited liability companies, closed-end funds, exchange-traded funds, exchange-traded notes, royalty trusts, special purposes acquisition companies, tracking stocks, preferred and convertible preferred stock, unit trusts, equity warrants, convertible bonds, investment trusts, rights and American Depositary Receipts.

As of July 2017, the securities of companies with multiple share class structures (including companies with listed and unlisted share classes) are no longer eligible to be added to the S&P 500®, but securities already included in the S&P 500® have been grandfathered and are not affected by this change.

Removals from the S&P 500® are evaluated based as follows:

•	Companies that are involved in mergers, acquisitions or significant restructuring such that they no longer meet inclusion criteria. Companies delisted as a result of merger, acquisition or other corporate action are removed at a time announced by S&P Dow Jones Indices, normally at the close of the last day of trading or expiration of a tender offer. Constituents that are halted from trading may be kept in the S&P 500® until trading resumes, at the discretion of S&P Dow Jones Indices. If a stock is moved to the pink sheets or the bulletin board, the stock is removed.

Any company that is removed from the S&P 500® (including discretionary and bankruptcy/exchange delistings) must wait a minimum of one year from its index removal date before being reconsidered as a replacement candidate.

•	Companies that substantially violate one or more of the addition criteria. S&P Dow Jones Indices believes turnover in S&P 500® membership should be avoided when possible. At times a stock may appear to temporarily violate one or more of the addition criteria. However, the addition criteria are for addition to the S&P 500®, not for continued membership. As a result, an S&P 500® constituent that appears to violate criteria for addition to the S&P 500® is not deleted unless ongoing conditions warrant an S&P 500® change. When a stock is removed from the S&P 500®, S&P Dow Jones Indices explains the basis for the removal.

Current constituents of an S&P Composite 1500® component index (the S&P 500®, the S&P MidCap 400® Index and the S&P SmallCap 600® Index) can be migrated from one S&P Composite 1500® component index to another provided they meet the unadjusted company level market capitalization eligibility criteria for the new index. Migrations from one S&P Composite 1500® component index to another do not need to meet the financial viability, liquidity, or 50% of the respective index’s unadjusted company level minimum market capitalization threshold criteria.

Companies that are spun-off from current S&P 500® constituents do not need to meet the outside addition criteria, but they should have a total market cap representative of the S&P 500®.

Calculation of the S&P 500®

The S&P 500® is a float-adjusted market capitalization-weighted index. On any given day, the value of the S&P 500® is the total float-adjusted market capitalization of its constituents divided by its divisor. The float-adjusted market capitalization reflects the price of each stock in the S&P 500® multiplied by the number of shares used in the index value calculation.

Float Adjustment. Float adjustment means that the number of shares outstanding is reduced to exclude closely held shares from the calculation of the index value because such shares are not available to investors. The goal of float adjustment is to adjust each company’s total shares outstanding for long-term, strategic shareholders, whose holdings have interests such as maintaining control rather than the shorter-term economic fortunes of the company. Generally, these long-term strategic shareholders include, but are not limited to, officers and directors, private equity, venture capital & special equity firms, asset managers and insurance companies with board of director representation, other publicly traded companies that hold shares, holders of restricted shares, company-sponsored employee share plans/trusts, defined contribution plans/savings, and investment plans, foundations or family trusts associated with the company, government entities at all levels (other than government retirement/pension funds), sovereign wealth funds and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. Restricted shares are generally not included in total shares outstanding except for shares held as part of a lock-up agreement. Shares that are not considered outstanding are also not included in the available float. These generally include treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock and rights.

For each component, S&P Dow Jones Indices calculates an Investable Weight Factor (“IWF”), which represents the portion of the total shares outstanding that are considered part of the public float for purposes of the S&P 500®.

Divisor. Continuity in index values of the S&P 500® is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the S&P 500®, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of the S&P 500®’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of the S&P 500®. The divisor of the S&P 500® is adjusted such that the index value of the S&P 500® at an instant just prior to a change in base capital equals the index value of the S&P 500® at an instant immediately following that change.

Energy Select Sector Index

The Energy Select Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the energy sector, which currently includes companies in the following industries: energy equipment & services; and oil, gas & consumable fuels.

Materials Select Sector Index

The Materials Select Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the materials sector, which currently includes companies in the following industries: chemicals; construction materials; containers & packaging; metals & mining; and paper & forest products.

Industrials Select Sector Index

The Industrials Select Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the industrials sector, which currently includes companies in the following industries: aerospace & defense; building products; construction & engineering; electrical equipment; industrial conglomerates; machinery; trading companies & distributors; commercial services & supplies; professional services; air freight & logistics; airlines; marine; road & rail; and transportation infrastructure.

Consumer Discretionary Select Sector Index

The Consumer Discretionary Select Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the consumer discretionary sector, which currently includes companies in the following industries: auto components; automobiles; household durables; leisure products; textiles, apparel & luxury goods; hotels, restaurants & leisure; diversified consumer services; distributors; internet & direct marketing retail (expanded to include companies providing online marketplaces for consumer products and services and e-commerce companies, regardless of whether they hold inventory, in September 2018); multiline retail; and specialty retail. Prior to September 2018, the Consumer Discretionary Select Sector Index also included companies in the media industry.

Consumer Staples Select Sector Index

The Consumer Staples Select Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the consumer staples sector, which currently includes companies in the following industries: food & staples retailing; beverages; food products; tobacco; household products; and personal products.

Health Care Select Sector Index

The Health Care Select Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the health care sector, which currently includes companies in the following industries: health care equipment & supplies; health care providers & services; health care technology; biotechnology; pharmaceuticals; and life sciences tools & services.

S&P Financials & Real Estate Index (USD)

The S&P Financials & Real Estate Index (USD) is intended to track the movements of companies that are components of the S&P 500® and are part of the financial sector and the real estate sector. The financial sector includes companies involved in banking, thrifts and mortgage finance, specialized finance, consumer finance, asset management and custody, investment banking and brokerage, insurance, finance exchanges and data and mortgage real estate investment trusts (REITs). The real estate sector contains companies engaged in real estate development and operation and companies offering real estate related services and equity REITs.

Technology Select Sector Index

The Technology Select Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the information technology sector and telecommunication services sector, which currently includes companies in the following industries: IT services; software; communications equipment; technology hardware, storage & peripherals; electronic equipment, instruments & components; and semiconductors & semiconductor equipment. Prior to September 2018, the Technology Select Sector Index also included certain companies in the following industries: media; entertainment; and interactive media & services.

Utilities Select Sector Index

The Utilities Select Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the utilities sector, which currently includes companies in the following industries: electric utilities; gas utilities; multi-utilities; water utilities; and independent power & renewable electricity producers.

Communications Services Select Sector Index

The Communications Services Select Sector Index is intended to track the movements of companies that are components of the S&P 500® and are part of the communication services sector, which currently includes companies in the following industries: diversified telecommunication services; wireless telecommunication services; media; entertainment; and interactive media & services. The Communication Services Select Sector Index was launched in April 2018.

License Agreement

The S&P 500 Index and the Sector Indices are products of S&P Dow Jones Indices LLC (“SPDJI”), and have been licensed for use by Barclays Bank PLC. S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“SPFS”). These trademarks have been licensed to SPDJI and its affiliates and sublicensed to Barclays Bank PLC for certain purposes.

The Shiller Barclays CAPETM US Core Sector Index (the “Index”) which is based on the Sector Indices is not sponsored, endorsed sold or promoted by SPDJI, SPFS, or any of their respective affiliates (collectively, “S&P Dow Jones Indices”), but is published with their consent. S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability of the Index to track general market performance. S&P Dow Jones Indices’ only relationship to Barclays Bank PLC with respect to the Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® and the Sector Indices are determined, composed and calculated by S&P Dow Jones Indices without regard to Barclays Bank PLC or the ETNs. S&P Dow Jones Indices has no obligation to take the needs of Barclays Bank PLC or the owners of the ETNs into consideration in determining, composing or calculating the S&P 500® or the Sector Indices. S&P Dow Jones Indices is not responsible for and has not participated in the determination of the prices, and amount of the ETNs or the timing of the issuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. S&P Dow Jones Indices has no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based on the Index, the S&P 500® or the Sector Indices will accurately track index performance or provide positive investment returns. SPDJI is not an investment advisor. Inclusion of a security within the Index, the S&P 500® or the Sector Indices is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® and the Sector Indices. It is possible that this trading activity will affect the value of the Index, the S&P 500® or the Sector Indices and the ETNs.

S&P DOW JONES INDICES DOES NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® AND THE SECTOR INDICES OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, OWNERS OF THE ETNS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® AND THE SECTOR INDICES OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND BARCLAYS BANK PLC, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

The Consumer Price Index

The “Consumer Price Index” or “CPI Index” means the seasonally adjusted US CPI Urban Consumers SA, published monthly by the Bureau of Labor Statistics of the U.S. Department of Labor (the “Bureau of Labor Statistics”) and reported on Bloomberg ticker “CPI INDX <Index>” or any successor service (“Bloomberg CPI”). The Bureau of Labor Statistics makes the majority of its consumer price index data and press releases publicly available immediately at the time of release. This material may be accessed electronically by means of the Bureau of Labor Statistics’ home page on the Internet at http://www.bls.gov. The Consumer Price Index for a particular month is published during the following month. The Consumer Price Index is a measure of the average change in consumer prices over time for a fixed market basket of goods and services, including food, clothing, shelter, fuels, transportation, charges for doctors and dentists services, and drugs. User fees (such as water and sewer service) and sales and excise taxes paid by the consumer are included in determining consumer prices. Income taxes and investment items such as stocks, bonds and life insurance are not included. The Consumer Price Index includes expenditures by urban wage earners and clerical workers, professional, managerial and technical workers, the self-employed, short-term workers, the unemployed, retirees and others not in the labor force. In calculating the Consumer Price Index, price changes for the various items are averaged together with weights that represent their importance in the spending of urban households in the United States. The contents of the market basket of goods and services and the weights assigned to the various items are updated periodically by the Bureau of Labor Statistics to take into account changes in consumer expenditure patterns.

The Consumer Price Index is seasonally adjusted. Seasonal adjustment of the Consumer Price Index removes the estimated effect of changes that normally occur at the same time and in about the same magnitude every year, such as price movements resulting from changing climactic conditions, production cycles, model changeovers, holidays and sales. The Bureau of Labor Statistics may revise annually the seasonal adjustments it makes to the Consumer Price Index. On each Selection Date, if the Bureau of Labor Statistics has revised the Consumer Price Index, only the past two years of data will be refreshed to account for the latest selection. However, on each Selection Date, the entire data may be refreshed to account for a revision of the Consumer Price Index if the revision was made to correct a gross manifest error by the Bureau of Labor Statistics in calculating the Consumer Price Index.

The Consumer Price Index is expressed in relative terms in relation to a time base reference period for which the level is set at 100.0. The time base reference period is the 1982-1984 average. Because the Consumer Price Index for the period from 1982–1984 is 100, an increase in the price of the fixed market basket of goods and services of 16.5% from that period would be shown as 116.5. If the Bureau of Labor Statistics rebases the Consumer Price Index when notes linked to the Index are outstanding, the index sponsor will continue to calculate inflation using 1982-1984 as the base reference period for so long as the current Consumer Price Index continues to be published. Any conversion by the Bureau of Labor Statistics to a new reference base will not affect the measurement of the percent changes in a given index series from one-time period to another, except for rounding differences. Rebasing might affect the published “headline” number often quoted in the financial press, but the inflation calculation for notes linked to the Index should not be adversely affected by any rebasing because the Consumer Price Index based on 1982-1984 will be calculated using the percentage changes of the rebased Consumer Price Index.

The Bureau of Labor Statistics has made technical and methodological changes to the Consumer Price Index, and is likely to continue to do so. Examples of recent methodological changes include:

•	the use of regression models to adjust for improvements in the quality of various goods (televisions, personal computers, etc.);

•	the introduction of geometric averages to account for consumer substitution within the consumer price index categories; and

•	changing the housing/shelter formula to increase rental equivalence estimation.

Similar changes in the future could affect the level of the Consumer Price Index and alter the Index calculation.

Index Development and License Agreement

RSBB-I, LLC, a Connecticut limited liability company, whose registered office is 201 Everit Street, New Haven, Connecticut 06511 (“RSBB”) is an entity controlled by Dr. Robert Shiller.

RSBB-I, LLC has entered into an Index Development and License Agreement with Barclays Bank PLC (the “License Agreement”).

Under the License Agreement, RSSB has agreed to license certain intellectual property and to work with Barclays to jointly create the Index, and to provide certain marketing services to Barclays with respect to the Index. Barclays has agreed to calculate and publish the Index and to pay various fees in respect of the financial products linked to the Index.

Modifications to the Index

Modifications to the Index and Change of Data Sources

The index sponsor does not presently intend to modify the methodology used to compose or calculate the Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion, make modifications to the Index composition or methodology to better permit the realization of the objective of the Index. The index sponsor also reserves the right to change Data Sources in its sole discretion acting in a commercially reasonable manner. The index sponsor will as soon as practicable publish any material modifications (including any changes in Data Sources) that it makes on the Index page at http://indices.barclays or such successor website as notified.

The index sponsor does not take any responsibility for the accuracy of the Data Sources from such sources. In the event of data inaccuracy or error made by such Data Sources (as determined by the index sponsor in its sole and absolute discretion), the index sponsor reserves the right to make adjustments to the data provided by the Data Sources in a commercially reasonable manner.

DISCLAIMER

The Shiller Barclays CAPETM US Core Sector Index has been developed in part by RSBB-I, LLC, the research principal of which is Robert J. Shiller. RSBB-I, LLC is not an investment advisor, and does not guarantee the accuracy or completeness of the Shiller Barclays CAPETM US Core Sector Index, or any data or methodology either included therein or upon which it is based. RSBB-I, LLC shall have no liability for any errors, omissions, or interruptions therein, and makes no warranties, express or implied, as to performance or results experienced by any party from the use of any information included therein or upon which it is based, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect thereto, and shall not be liable for any claims or losses of any nature in connection with the use of such information, including but not limited to, lost profits or punitive or consequential damages, even if RSBB-I, LLC is advised of the possibility of same.

The index sponsor does not guarantee the accuracy and/or completeness of the Index, any data included therein, or any data from which it is based, and the index sponsor shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor makes no warranty, express or implied, as to the results to be obtained from the use of the Index. The index sponsor makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor any of its affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the Index or publication of the levels of the Index (or failure to publish such value) and any use to which any person may put the Index or the levels of the Index. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the levels of the Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Bloomberg Index Services Limited is the official index calculation and maintenance agent of the Index, an index owned and administered by Barclays Bank PLC. Bloomberg Index Services Limited does not guarantee the timeliness, accurateness, or completeness of the Index calculations or any data or information relating to the Index. Bloomberg Index Services Limited makes no warranty, express or implied, as to the Index or any data or values relating thereto or results to be obtained therefrom, and expressly disclaims all warranties of merchantability and fitness for a particular purpose with respect thereto. To the maximum extent allowed by law, Bloomberg Index Services Limited, its affiliates, and all of their respective partners, employees, subcontractors, agents, suppliers and vendors (collectively, the “protected parties”) shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of a protected party or otherwise, arising in connection with the calculation of the Index or any data or values included therein or in connection therewith and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Index Market Disruption Events

If, on any index business day, an “Index Market Disruption Event” (as defined below) occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•	defer or suspend publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no Index Market Disruption Event is continuing;

•	if such index business day is a Selection Date or Rebalancing Date, to postpone such date to the next index business day on which it determines, in its sole discretion, that such Index Market Disruption Event is not continuing;

•	if such index business day is a Selection Date or Rebalancing Date, discard the affected Sector from the selection process; and/or

•	discontinue supporting the Index or terminate the calculation of the Index level and the publication of the Index level.

Any equity security included in an Index Constituent is herein referred to as an “index component security”.

Any of the following will be an “Index Market Disruption Event” with respect to an Index Constituent:

•	a suspension, absence or limitation of trading in index component securities constituting 20% or more, by weight, of that Index Constituent in their respective primary markets, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;

•	a suspension, absence or limitation of trading in futures or options contracts relating to that Index Constituent on their respective markets or in futures or options contracts relating to any index component securities constituting 20% or more, by weight, of that Index Constituent in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;

•	any event that disrupts or impairs, as determined by the index sponsor, the ability of market participants in general to (1) effect transactions in, or obtain market values for, index component securities constituting 20% or more, by weight, of that Index Constituent in their respective primary markets, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to that Index Constituent or futures or options contracts relating to any index component securities constituting 20% or more, by weight, of that Index Constituent in the respective primary markets for those contracts, in either case for more than two hours of trading or at any time during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;

•

the closure on any day of the primary market for futures or options contracts relating to that Index Constituent or index component securities constituting 20% or more, by weight, of that Index Constituent on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•	any scheduled trading day on which (1) the primary markets for index component securities constituting 20% or more, by weight, of that Index Constituent or (2) the exchanges or quotation systems, if any, on which futures or options contracts on that Index Constituent are traded, fails to open for trading during its regular trading session;

•	the declaration of a general moratorium in respect of banking activities in London or New York; or

•	the occurrence of an event that makes it impossible or not reasonably practicable on any index business day for the index sponsor to obtain any Sector Index Level, or any other price for the purposes of calculating the level of the Index in a manner acceptable to the index sponsor;

and, in any of these events, the index sponsor determines that the event was material.

For the purpose of this pricing supplement, “scheduled trading day” means any day on which (a) the value of the Index is published, and (b) trading is generally conducted on the markets on which the index component securities are traded, in each case as determined by the index sponsor in its sole discretion.

The following events will not be index market disruption events:

•	a limitation on the hours or number of days of trading in the relevant market only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in futures or options contracts relating to the Index.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in an index component security in its primary market, or in futures or options contracts relating to an Index Constituent or any index component security, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market,

•	an imbalance of orders relating to the index component security or those contracts, as applicable, or

•	a disparity in bid and ask quotes relating to the index component security or those contracts, as applicable,

will constitute a suspension or material limitation of trading in such index component security in its primary market or in futures or options contracts relating to an Index Constituent or any index component security in the primary market for those contracts.

For the purpose of determining whether an index market disruption event with respect to the Index Constituent exists at any time, if trading in an index component security is materially suspended or limited at that time, then the relevant percentage contribution of that index component security to the level of such Index Constituent shall be based on a comparison of (x) the portion of the level of such index component security attributable to that Index Constituent relative to (y) the overall level of such Index Constituent, in each case immediately before that suspension or limitation.

Index Adjustment Events

If, on any index business day, an “Index Adjustment Event” (as defined below) occurs that, in the sole discretion of the index sponsor, affects the Index, the index sponsor may:

•	make, in its sole discretion, such determinations and/or adjustments as the index sponsor considers necessary in order to maintain the objectives of the Index in relation to (a) the methodology used to calculate the Index, or (b) the Index level;

•	select, in its sole discretion, a successor index to replace a Sector Index affected by the Index Adjustment Event, which uses, in the determination of the index sponsor at its discretion, the same or substantially the same formula and method of calculation as used in the calculation of the affected Sector Index;

•	if the index sponsor determines that the measures described in the first two bullets above are not feasible or are not capable of producing the results that are consistent with the objectives of the Index, defer or suspend publication of the Index level and any other information relating to the Index until it determines, in its sole discretion, that no Index Adjustment Event is continuing;

•	if such index business day is a Selection Date or Rebalancing Date, to postpone such date to the next index business day on which it determines, in its sole discretion, that such Index Adjustment Event is not continuing; or

•	permanently discontinue supporting the Index or terminate the calculation of the Index level and the publication of the Index level, if the index sponsor determines that the foregoing measures provided above would produce results that are not consistent with the objectives of the Index.

Any of the following will be an “Index Adjustment Event”:

•	the index sponsor determines, at any time, that an Index Force Majeure Event occurs or is continuing;

•	the index sponsor determines, at any time, that (a) there has been (or there is pending) a change in taxation generally affecting commercial banks organized and subject to tax in the United Kingdom (including, but not limited to, any tax generally imposed on commercial banks organized and subject to tax in the United Kingdom), or (b) there has been (or there is pending) a change in taxation affecting market participants in the United Kingdom or the United States generally who hold positions in any of the index component securities (including, but not limited to, any tax generally imposed on market participants in the United Kingdom or the United States generally who hold positions in any of the index component securities); or

•	a change shall have been made to any of the Index Constituents or there shall have occurred any other event that would make the calculation of the Index impossible or infeasible, technically or otherwise, or that makes the Index non-representative of market prices or undermines the objectives of the Index or the reputation of the Index as a fair and tradable benchmark.

An “Index Force Majeure Event” means an event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labour disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the Index, any of the Index Constituents or the methodology on which the Index is based or the index sponsor’s ability to calculate and publish the Index.

Index Sponsor Determinations

All determinations with respect to the Index made by the index sponsor will be made in its sole discretion and in a commercially reasonable manner by reference to such factors as the index sponsor deems appropriate and will be final, conclusive and binding in the absence of manifest error. The index sponsor reserves the right to make adjustments to correct errors contained in previously published information relating to the Index, including but not limited to the Index level, and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication. Notwithstanding the above, the index sponsor will not adjust or correct any previously published Index level other than in cases of manifest error.

Change in Index Methodology; Adjustments; Termination of the Index

While the index sponsor currently employs the methodology described above to calculate the Index, from time to time it may be necessary to modify the methodology (including the information or inputs on which the Index is based). The index sponsor reserves the right, in its sole discretion, to make such modifications to the methodology in a commercially reasonable manner. Where the index sponsor elects to make a modification or change in the methodology, the index sponsor will make reasonable efforts to ensure that such modifications will result in a methodology that is consistent with the objectives of the methodology described above. The index sponsor may, at any time and without notice, change the name of the Index, the place and time of the publication of the Index level and the frequency of publication of the Index level. The index sponsor expects to publish any such changes or modifications on http://ecommerce.barclays.com/indices (or any successor thereto). Information contained on this web site is not incorporated by reference herein and should not be considered a part hereof.

The index sponsor also may, in its sole discretion, at any time and without notice, terminate the calculation and/or publication of the Index.

TRADEMARKS

Shiller Barclays CAPETM US Core Sector Index is a trademark of Barclays Bank PLC.

“CAPETM” is a trademark of RSBB-I, LLC (“RSBB”) and has been licensed for certain purposes by Barclays Bank PLC.

Hypothetical and Actual Historical
Performance of the Index

The Index was launched on October 5, 2012 and the Index Base Date is September 3, 2002. All data relating to the period prior to the launch date of the Index is a hypothetical historical estimate by the index sponsor using available data as to how the Index may have performed in the pre-launch date period. Such data does not represent actual performance and should not be interpreted as an indication of actual performance. Accordingly, the following table and graph illustrate:

(i)	on a hypothetical basis, how the Index would have performed from September 3, 2002 to October 5, 2012 based on the composition and calculation methodology described above; and

(ii)	on an actual basis, how the Index performed from October 5, 2012 onwards.

Date	Index Level
September 3, 2002	100.00
December 31, 2002	99.39
December 31, 2003	124.59
December 31, 2004	147.73
December 30, 2005	166.26
December 29, 2006	189.11
December 31, 2007	214.93
December 31, 2008	160.70
December 31, 2009	197.29
December 31, 2010	228.44
December 30, 2011	249.18
December 31, 2012	294.66
December 31, 2013	393.34

December 31, 2014	454.49
December 31, 2015	478.03
December 30, 2016	570.02
December 29, 2017	692.22
December 31, 2018	676.45
December 31, 2019	896.47
December 31, 2020	1,075.08
October 25, 2021	1,338.22

PAST PERFORMANCE IS NOT INDICATIVE
OF FUTURE RESULTS

Shiller Barclays CAPETM US Core Sector Index Historical & Hypothetical Historical Performance
September 3, 2002 – October 25, 2021

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

VALUATION OF THE ETNS

The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the Index on any day will affect the market value of the ETNs more than any other factors. Other factors that may influence the market value of the ETNs include, but are not limited to, prevailing market prices and forward volatility levels of the stock markets on which the equity securities included in the Sector Indices are listed or traded, the equity securities included in the Sector Indices, and prevailing market prices of options on the Index, any of the Sector Indices or any of the equity securities included in the Sector Indices or any other financial instruments related to the Index, any of the Sector Indices or any of the equity securities included in the Sector Indices; supply and demand for the ETNs including inventory positions with Barclays Capital Inc. or any market maker and any decision we may make not to issue additional ETNs or to cease or suspend sales of ETNs from inventory; the time remaining to the maturity of the ETNs; interest rates; economic, financial, political, regulatory, geographical or judicial events that affect the level of the underlying Index or the market price or forward volatility of the stock markets on which the equity securities included in the Sector Indices are listed or traded, the equity securities included in Sector Indices, and the Index or Sector Indices; the perceived creditworthiness of Barclays Bank PLC; supply and demand in the listed and over-the-counter equity derivative markets; or supply and demand as well as hedging activities in the equity-linked structured product markets. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

An “intraday indicative value” meant to approximate changes in the value of the ETNs during the current trading day by reference to the Index, is published for reference purposes only.

The intraday indicative value is intended to provide investors with an approximation of the effect that changes in the level of the Index during the current trading day would have on the closing indicative value of the ETNs from the previous day. Intraday indicative value differs from closing indicative value in two important respects. First, intraday indicative value is based on the most recent Index level published by the index sponsor, which reflects the most recent reported sales prices for the Index components, rather than the closing indicative value for the immediately preceding calendar day. Second, the intraday indicative value only reflects the investor fee at the close of business on the preceding calendar day, but does not include any adjustment for the investor fee accruing during the course of the current day.

The intraday indicative value is published as a convenience for reference purposes only and does not represent the actual trading price of the ETNs, which may be influenced by bid-offer spreads, hedging and transaction costs and market liquidity, among other factors.

The intraday indicative value will be calculated by NYSE Euronext (“NYSE”), or a successor, under the following ticker symbol:

ETNs	Ticker Symbol
iPath® Shiller CAPETM ETN	CAPE.IV

In connection with the ETNs, we use the term “intraday indicative value” to refer to the value at a given time determined based on the following equation:

Intraday Indicative Value = Closing Indicative Value on the immediately preceding calendar day X Current Index Factor where:

Closing Indicative Value = The closing indicative value of the ETNs as described in this pricing supplement.

Current Index Factor = The most recent published level of the Index as reported by the index sponsor / the closing level of the Index on the immediately preceding index business day.

NYSE is not affiliated with Barclays Bank PLC and do not approve, endorse, review or recommend Barclays Bank PLC or the ETNs.

The intraday indicative value will be derived from sources deemed reliable, but NYSE and their respective suppliers do not guarantee the correctness or completeness of the intraday indicative value or other information furnished in connection with the ETNs. NYSE makes no warranty, express or implied, as to results to be obtained by Barclays Bank PLC, Barclays Bank PLC’s customers, holders of the ETNs, or any other person or entity from the use of the intraday indicative value or any data included therein. NYSE makes no express or implied warranties, and expressly disclaims all warranties of merchantability or fitness for a particular purpose with respect to the intraday indicative value or any data included therein.

NYSE, and its employees, subcontractors, agents, suppliers and vendors shall have no liability or responsibility, contingent or otherwise, for any injury or damages, whether caused by the negligence of NYSE, its employees, subcontractors, agents, suppliers or vendors or otherwise, arising in connection with the intraday indicative value or the ETNs, and shall not be liable for any lost profits, losses, punitive, incidental or consequential damages. NYSE shall not be responsible for or have any liability for any injuries or damages caused by errors, inaccuracies, omissions or any other failure in, or delays or interruptions of, the intraday indicative value, from whatever cause. NYSE is not responsible for the selection of or use of the Index or the ETNs, the accuracy and adequacy of the Index or information used by Barclays Bank PLC and the resultant output thereof.

The intraday indicative value calculation is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale, redemption or termination of your ETNs. The actual trading price of the ETNs in the secondary market may vary significantly from their intraday indicative value. See “Risk Factors—Risks Relating to Liquidity and the Secondary Market—The ETNs May Trade at a Substantial Premium to or Discount from the Closing Indicative Value and/or the Intraday Indicative Value” in this pricing supplement.

Furthermore, as the intraday indicative value is calculated using the closing indicative value on the immediately preceding calendar day, the intraday indicative value published at any time during a given trading day will not reflect the investor fee that may have accrued over the course of such trading day. Published Index levels from the index sponsor may occasionally be subject to delay or postponement. Any such delays or postponements will affect the current Index level and therefore the intraday indicative value of your ETNs. The actual trading price of the ETNs may be different from their intraday indicative value.

As discussed in “Specific Terms of the ETNs—Payment Upon Early Redemption”, you may, subject to certain restrictions, choose to redeem your ETNs on any redemption date during the term of the ETNs. If you redeem your ETNs on a particular redemption date, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative value on the applicable valuation date. You must redeem at least 25,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. The daily redemption feature is intended to induce arbitrageurs to counteract any trading of the ETNs of any series at a discount to their indicative value, though there can be no assurance that arbitrageurs will employ the redemption feature in this manner.

Split or Reverse Split of the ETNs

On any business day we may elect to initiate a split of your ETNs or a reverse split of your ETNs. Such date shall be deemed to be the “announcement date”, and we will issue a notice to holders of the relevant ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split and the split or reverse split ratio.

If the ETNs undergo a split, we will adjust the terms of the ETNs accordingly. For example, if the split ratio is 4 and hence the ETNs undergo a 4:1 split, every investor who holds an ETN via DTC on the relevant record date will, after the split, hold four ETNs, and adjustments will be made as described below. The record date for the split will be the 9th business day after the announcement date. The closing indicative value on such record date will be divided by 4 to reflect the 4:1 split of your ETNs. Any adjustment of the closing indicative value will be rounded to 8 decimal places. The split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a commercially reasonable manner determined by us in our sole discretion. For example, if the reverse split ratio is 4 and the ETNs undergo a 1:4 reverse split, every investor who holds 4 ETNs via DTC on the relevant record date will, after the reverse split, hold only one ETN and adjustments will be made as described below. The record date for the reverse split will be on the 9th business day after the announcement date. The closing indicative value on such record date will be multiplied by four to reflect the 1:4 reverse split of your ETNs. Any adjustment of the closing indicative value will be rounded to 8 decimal places. The reverse split will become effective at the opening of trading of the ETNs on the business day immediately following the record date.

In the case of a reverse split, holders who own a number of ETNs on the record date which is not evenly divisible by the split ratio will receive the same treatment as all other holders for the maximum number of ETNs they hold which is evenly divisible by the split ratio, and we will have the right to compensate holders for their remaining or “partial” ETNs in a commercially reasonable manner determined by us in our sole discretion. Our current intention is to provide holders with a cash payment for their partials on the 17th business day following the announcement date in an amount equal to the appropriate percentage of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date. For example, if the reverse split ratio is 1:4, a holder who held 23 ETNs via DTC on the record date would receive 5 post reverse split ETNs on the immediately following business day, and a cash payment on the 17th business day following the announcement date that is equal to 3/4 of the closing indicative value of the reverse split-adjusted ETNs on the 14th business day following the announcement date.

In the event of a reverse split, the redemption amount will be adjusted accordingly by the Issuer, in its sole discretion and in a commercially reasonable manner, to take into account the reverse split.

SPECIFIC TERMS OF THE ETNS

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the Trustee (as defined below), or any successor trustee, as applicable, maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Debt Securities—Legal Ownership; Form of Debt Securities” in the accompanying prospectus.

The ETNs are part of a series of debt securities entitled “Global Medium-Term Notes, Series A” (the “medium-term notes”) that we may issue under the senior debt securities indenture, dated September 16, 2004 (as may be amended or supplemented from time to time, the “Indenture”), between Barclays Bank PLC and The Bank of New York Mellon, as trustee (the “Trustee”), from time to time. This pricing supplement summarizes specific financial and other terms that apply to the ETNs. Terms that apply generally to all medium-term notes are described in “Summary—Medium-Term Notes” and “Terms of the Notes” in the accompanying prospectus supplement. The terms described in this pricing supplement supplement those described in the accompanying prospectus, prospectus supplement and any related free writing prospectuses and, if the terms described here are inconsistent with those described in those documents, the terms described here are controlling.

Please note that the information about the price to the public and the proceeds to Barclays Bank PLC on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the ETNs in more detail below.

Inception, Issuance and Maturity

The ETNs were first sold on October 10, 2012, which we refer to as the “inception date”. The ETNs were first issued on October 15, 2012, and will be due on October 12, 2022.

Coupon

We will not pay you interest during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $5. The ETNs were issued in denominations of $50 from, and including, the inception date to, but excluding, June 4, 2021, the effective date of the 10 for 1 split of the ETNs. We reserve the right to initiate a split or reverse split of the ETNs in our sole discretion.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment in U.S. dollars per ETN equal to the closing indicative value on the applicable final valuation date.

The “closing indicative value” for each ETN on any given calendar day will be calculated in the following manner. The closing indicative value on the initial valuation date was $50. On each subsequent calendar day until maturity or early redemption, the closing indicative value for each ETN will equal (1) the closing indicative value on the immediately preceding calendar day times (2) the daily index factor on such calendar day (or, if such day is not an index business day, one) minus (3) the investor fee on such calendar day.

Barclays Bank PLC implemented a 10 for 1 split of the ETNs, effective at the open of trading on June 4, 2021. For the purpose of calculating the closing indicative value on June 4, 2021, the effective date of the split, the “closing indicative value on the immediately preceding calendar day” in the above formula will be adjusted to $20.4651, which is equal to the closing indicative value of $204.6514 on June 3, 2021 divided by 10.

The “daily index factor” on any index business day will equal (1) the closing level of the Index on such index business day divided by (2) the closing level of the Index on the immediately preceding index business day.

The “investor fee” for each ETN on the initial valuation date was zero. On each subsequent calendar day until maturity or early redemption, the investor fee for each ETN will be equal to (1) 0.45% times (2) the closing indicative value on the immediately preceding calendar day times (3) the daily index factor on that day (or, if such day is not an index business day, one) divided by (4) 365. Because the investor fee is calculated and subtracted from the closing indicative value on a daily basis, the net effect of the fee accumulates over time and is subtracted at the rate of 0.45% per year, which we refer to as the “investor fee rate”. The investor fee reduces the daily return of the ETNs. Because the net effect of the investor fee is a fixed percentage of the value of each ETN, the aggregate effect of the investor fee will increase or decrease in a manner directly proportional to the value of each ETN and the amount of ETNs that are held, as applicable.

Barclays Bank PLC implemented a 10 for 1 split of the ETNs, effective at the open of trading on June 4, 2021. For the purpose of calculating the investor fee on June 4, 2021, the effective date of the split, the “closing indicative value on the immediately preceding calendar day” in the above formula will be adjusted to $20.4651, which is equal to the closing indicative value of $204.6514 on June 3, 2021 divided by 10.

An “index business day” is a day which is a New York Stock Exchange trading day and a NASDAQ Exchange trading day.

A “valuation date” is each business day from October 10, 2012 to October 4, 2022 inclusive (subject to the occurrence of a market disruption event) or, if such date is not a trading day, the next succeeding trading day, not to exceed five business days. In that event, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will any valuation date be postponed by more than five trading days. We refer to October 10, 2012 as the “initial valuation date” and October 4, 2022 as the “final valuation date”.

A “business day” means a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a day on which banking institutions in New York City or London, as applicable, generally are authorized or obligated by law, regulation, or executive order to close.

A “trading day” is a day on which (1) it is a business day in New York City, (2) trading is generally conducted on the NYSE Arca and (3) trading is generally conducted on the markets on which the equity securities underlying the Index Constituents are traded, in each case as determined by the calculation agent in its sole discretion.

Postponement of Valuation Dates

Valuation dates with respect to the ETNs may be postponed and thus the determination of the Index level may be postponed if the calculation agent determines that, on the respective date, a market disruption event has occurred or is continuing in respect of the Index. Any of the following will be a market disruption event with respect to the Index:

•	a suspension, absence or material limitation of trading in the index constituents constituting 20% or more, by weight, of the Index in their respective primary markets, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;
•	a suspension, absence or material limitation of trading in futures or options contracts relating to the Index on their respective markets or in futures or options contracts relating to any index constituents constituting 20% or more, by weight, of the Index in their respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;
•	any event that materially disrupts or impairs, as determined by the calculation agent, the ability of market participants to (1) effect transactions in, or obtain market values for, index constituents constituting 20% or more, by weight, of the Index in their respective primary markets, or (2) effect transactions in, or obtain market values for, futures or options contracts relating to the Index on their respective markets or in futures or options contracts relating to any index constituents constituting 20% or more, by weight, of the Index in their respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour period preceding the close of the regular trading session in such market or, if the relevant valuation time is not the close of the regular trading session in such market, the relevant valuation time;
•	the closure on any day of the primary market for futures or options contracts relating to the Index or index constituents constituting 20% or more, by weight, of the index on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (2) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market; or

•	any scheduled trading day on which (1) the primary markets for index constituents constituting 20% or more, by weight, of the Index or (2) the exchanges or quotation systems, if any, on which futures or options contracts on the Index are traded, fail to open for trading during its regular trading session.

For purposes of the ETNs, “scheduled trading day” as used therein shall mean trading day as defined above under “Payment at Maturity”.

The following events will not be market disruption events:

•	a limitation on the hours or number of days of trading on which any index constituent is traded, but only if the limitation results from an announced change in the regular business hours of the relevant market; or
•	a decision to permanently discontinue trading in futures or options contracts relating to the Index.

For this purpose, an “absence of trading” on an exchange or market will not include any time when the relevant exchange or market is itself closed for trading under ordinary circumstances.

In contrast, a suspension or limitation of trading in futures or options contracts related to the Index or any index constituent, if available, in the primary market for those contracts, by reason of any of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to the index constituent or those contracts, as applicable, or
•	a disparity in bid and ask quotes relating to the index constituent or those contracts, as applicable,

will constitute a suspension or material limitation of trading in such index component in its primary market or in futures or options contracts related to the Index or that index constituent in the primary market for those contracts.

For the purpose of determining whether a market disruption event with respect to the Index exists at any time, if trading in an index constituent is materially suspended or limited at that time, then the relevant percentage contribution of that index constituent to the level of the Index shall be based on a comparison of (x) the portion of the level of the Index attributable to that index constituent relative to (y) the overall level of the Index, in each case immediately before that suspension or limitation.

If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date, the valuation date will be the first following trading day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the valuation date be postponed by more than five trading days. If the calculation agent determines that a market disruption event occurs or is continuing on the fifth trading day, the calculation agent will make an estimate of the closing level for the Index that would have prevailed on that fifth trading day in the absence of the market disruption event.

Maturity Date

If the maturity date stated on the cover of this pricing supplement is not a business day, the maturity date will be the next following business day. If the fifth business day before this day does not qualify as a valuation date (as described above), then the maturity date will be the fifth business day following the final valuation date. The calculation agent may postpone the final valuation date—and therefore the maturity date—if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date, provided, however, that the final valuation date will in no event be postponed by more than five trading days.

In the event that payment at maturity is deferred beyond the stated maturity date, penalty interest will not accrue or be payable with respect to that deferred payment.

Payment Upon Holder Redemption and Issuer Redemption

Up to the valuation date immediately preceding the final valuation date and subject to certain restrictions, you may elect to redeem your ETNs on any redemption date during the term of the ETNs, provided that you present at least 25,000 of the ETNs for redemption or your broker or other financial intermediary (such as a bank or other financial institution not required to register as a broker-dealer to engage in securities transactions) bundles your ETNs for redemption with those of other investors to reach this minimum. If you choose to redeem your ETNs, you will receive a cash payment in U.S. dollars for each ETN on the applicable redemption date equal to the closing indicative value on the applicable valuation date.

Prior to maturity, we may redeem the ETNs (in whole but not in part) at our sole discretion on any trading day on or after the inception date until and including maturity. If we redeem the ETNs, you will receive a cash payment in U.S. dollars per ETN in an amount equal to the closing indicative value on the applicable valuation date.

A “redemption date” means:

•	in the case of holder redemption, effective as of August 31, 2017, the second business day following a valuation date (other than the final valuation date). The final redemption date of the ETNs will be the second business day following the valuation date that is immediately prior to the final valuation date; and

•	in the case of issuer redemption, the date specified by us in the issuer redemption notice, which will in no event be prior to the tenth calendar day following the date on which we deliver such notice.

In the event that payment upon redemption is deferred beyond the original redemption date, penalty interest will not accrue or be payable with respect to that deferred payment.

Early Redemption Procedures

Holder Redemption Procedures

You may, subject to the minimum redemption amount described above, elect to redeem your ETNs on any redemption date. To redeem your ETNs, you must instruct your broker or other person through whom you hold your ETNs to take the following steps:

•	deliver a notice of redemption, which is attached as Annex A, to us via facsimile or email by no later than 4:00 p.m., New York City time, on the business day prior to the applicable valuation date. If we receive your notice by the time specified in the preceding sentence, we will respond by sending you a form of confirmation of redemption, which is attached as Annex B;

•	deliver the signed confirmation of redemption to us via facsimile or email in the specified form by 5:00 p.m., New York City time, on the same day. We or our affiliate must acknowledge receipt in order for your confirmation to be effective;

•	instruct your DTC custodian to book a delivery vs. payment trade with respect to your ETNs on the valuation date at a price per ETN equal to the applicable daily closing indicative value, facing Barclays DTC 229; and

•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable redemption date (the second business day following the valuation date).

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the ETNs in respect of such deadlines. If we do not receive your notice of redemption by 4:00 p.m., New York City time, or your confirmation of redemption by 5:00 p.m., New York City time, on the business day prior to the applicable valuation date, your notice will not be effective and we will not redeem your ETNs on the applicable redemption date. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

The redemption value is determined according to a formula which relies upon the closing indicative value and will be calculated on a valuation date that will occur after the redemption notice is submitted. It is not possible to publicly disclose, or for you to determine, the precise redemption value prior to your election to redeem. The redemption value may be below the most recent intraday indicative value or closing indicative value of your ETNs at the time when you submit your redemption notice.

Issuer Redemption Procedures

We have the right to redeem or “call” the ETNs (in whole but not in part) at our sole discretion without your consent on any trading day on or after inception date until and including maturity. If we elect to redeem the ETNs, we will deliver written notice of such election to redeem to the holders of such ETNs not less than ten calendar days prior to the redemption date specified by us in such notice. In this scenario, the final valuation date will be deemed to be the fifth trading day prior to the redemption date (subject to postponement in the event of a market disruption event as described above in this pricing supplement), and the ETNs will be redeemed on the date specified by us in the issuer redemption notice, but in no event prior to the tenth calendar day following the date on which we deliver such notice.

Default Amount on Acceleration

If an event of default occurs and the maturity of the ETNs is accelerated, we will pay the default amount in respect of the principal of the ETNs at maturity. We describe the default amount below under “—Default Amount”.

For the purpose of determining whether the holders of our medium-term notes, of which the ETNs are a part, are entitled to take any action under the Indenture, we will treat the principal amount of the ETNs outstanding as their principal amount. Although the terms of the ETNs may differ from those of the other medium-term notes, holders of specified percentages in principal amount of all medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the medium-term notes, accelerating the maturity of the medium-term notes after a default or waiving some of our obligations under the Indenture. We discuss these matters in the attached prospectus under “Description of Debt Securities—Modification and Waiver” and “—Senior Events of Default; Dated Subordinated Enforcement Events and Remedies; Limitations on Suits.”

Default Amount

The default amount for the ETNs on any day will be an amount, determined by the calculation agent in its sole discretion, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the ETNs as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the ETNs. That cost will equal:

•	the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the ETNs in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the ETNs, which we describe below, the holders of the ETNs and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest – or, if there is only one, the only – quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the ETNs.

Qualified Financial Institutions

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-1 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Further Issuances

We may, without your consent, create and issue additional securities having the same terms and conditions as the ETNs. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We may consolidate the additional securities to form a single class with the outstanding ETNs. However, we are under no obligation to issue or sell additional ETNs at any time, and if we do issue or sell additional ETNs, we may limit such sales and stop selling additional ETNs at any time.

We also reserve the right to cease or suspend sales of ETNs from inventory held by our affiliate Barclays Capital Inc. at any time. If we limit, restrict or stop sales of ETNs, or if we subsequently resume sales of ETNs, the liquidity and trading price of the ETNs in the secondary market could be materially and adversely affected.

Discontinuance or Modification of the Index

If the index sponsor discontinues publication of the Index, and Barclays Bank PLC or any other person or entity publishes an index that the calculation agent determines is comparable to the Index and the calculation agent approves such index as a successor index, then the calculation agent will determine the value of the Index on the applicable valuation date and the amount payable at maturity or upon early redemption by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and there is no successor index, or that the closing value of the Index is not available for any reason, on the date on which the value of the Index is required to be determined, the calculation agent will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index or the method of calculating the Index has been changed at any time in any respect, including whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, or is due to any other reason, then the calculation agent will be permitted (but not required) to make such adjustments to the Index or method of calculating the Index as it believes are appropriate to ensure that the value of the Index used to determine the amount payable on the maturity date or upon redemption is equitable.

All determinations and adjustments to be made by the calculation agent may be made in the calculation agent’s sole discretion. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of Payment and Delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the Trustee in New York City, but only when the ETNs are surrendered to the Trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of DTC.

Role of Calculation Agent

Currently, Barclays Bank PLC serves as the calculation agent. We may change the calculation agent without notice. The calculation agent will, in its sole discretion, make all determinations regarding the value of the ETNs, including at maturity or upon early redemption, market disruption events, business days, trading days, the closing indicative value, the daily index factor, the default amount, the level of the Index on the inception date, any valuation date, the investor fee, the maturity date, redemption dates, valuation dates, the amount payable in respect of your ETNs at maturity or upon early redemption and any other calculations or determinations to be made by the calculation agent as specified herein in a commercially reasonable manner by reference to such factors as the calculation agent deems appropriate. Absent manifest error, all determinations of the calculation agent will be final, conclusive, and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

The calculation agent reserves the right to make adjustments to correct errors contained in previously published information and to publish the corrected information, but is under no obligation to do so and shall have no liability in respect of any errors or omissions contained in any subsequent publication.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the ETNs for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds and Hedging.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the ETNs as described below.

In anticipation of the sale of the ETNs, we or our affiliates expect to enter into hedging transactions involving purchases or sales of the equity securities underlying the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Index Constituents and the equity securities underlying the Index Constituents. In addition, from time to time after we issue the ETNs, we or our affiliates may enter into additional hedging transactions or unwind those hedging transactions we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of long or short positions in listed or over-the-counter options, futures, or other derivative financial instruments linked to the Index, the Index Constituents or any equity securities included in the Index Constituents;

•	acquire or dispose of long or short positions in equity securities included in the Index Constituents; or

•	any combination of the above.

We or our affiliates may acquire a long or short position in securities similar to the ETNs from time to time and may, in our or their sole discretion, hold or resell those securities.

Our affiliate, Barclays Capital Inc., may make a market in the ETNs. In connection with any such market making activities, Barclays Capital Inc. may acquire long or short positions in the ETNs, including through options or other derivative financial instruments linked to the ETNs, and may hedge such long or short positions by selling or purchasing the ETNs or entering into options or other derivative financial instruments linked to the ETNs.

We or our affiliates may close out our or their hedge positions on or before the final valuation date. That step may involve sales or purchases of equity securities included in the Index Constituents or listed or over-the-counter options, futures, swaps or other derivative financial instruments linked to the Index, the Index Constituents and the equity securities included in the Index Constituents.

The hedging activity discussed above may have an adverse effect on the market value of the ETNs from time to time and the amount payable at maturity or upon early redemption. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of the ownership and disposition of the ETNs. It replaces in its entirety the discussion in the accompanying prospectus supplement under the heading “Material U.S. Federal Income Tax Consequences.” This discussion applies to you only if you hold an ETN as a capital asset within the meaning of Code Section 1221.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax consequences and the application of the “Medicare contribution tax” on investment income, the consequences to taxpayers subject to special tax accounting rules under Code Section 451, as well as the different consequences that may apply if you are an investor subject to special treatment under the U.S. federal income tax laws, such as:

•	a financial institution;

•	an insurance company;

•	a “regulated investment company” as defined in Code Section 851;

•	a “real estate investment trust” as defined in Code Section 856;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA” as defined in Code Section 408 or 408A, respectively;

•	a dealer in securities;

•	a person holding the ETNs as part of a “straddle,” conversion transaction or integrated transaction, or who has entered into a “constructive sale” with respect to an ETN;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a former citizen or resident of the United States;

•	a trader in securities who elects to apply a mark-to-market method of tax accounting; or

•	a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date of this pricing supplement, all of which are subject to change, possibly with retroactive effect. The effects of any applicable state, local, or non-U.S. tax laws are not discussed. You should consult your tax advisor concerning the application of U.S. federal income and estate tax laws to your particular situation (including the possibility of alternative treatments of the ETNs), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction.

Tax Treatment of the ETNs

In the opinion of our special tax counsel, which is based on current market conditions, the ETNs should be treated for U.S. federal income tax purposes as prepaid forward contracts with respect to the Index that are not debt instruments. The IRS or a court might not agree with this treatment, however, in which case the timing and character of any income or loss on the ETNs could be materially and adversely affected. Unless otherwise indicated, the following discussion assumes that the treatment of the ETNs as prepaid forward contracts that are not debt is correct.

Tax Consequences to U.S. Holders

The following discussion applies to you if you are a “U.S. Holder” of ETNs. You are a “U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of an ETN that is:

•	a citizen or individual resident of the United States;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

You generally should not recognize taxable income or loss over the term of the ETNs prior to maturity, other than pursuant to a sale, exchange, redemption, or “deemed exchange” as described below. Upon a sale or exchange of an ETN (including early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the ETN, which should equal the amount you paid to acquire it. This gain or loss should be capital gain or loss, and should be long-term capital gain or loss if you are treated for U.S. federal income tax purposes as having held the ETN for more than one year at that time. The deductibility of capital losses is subject to limitations.

The IRS could assert that a “deemed” taxable exchange has occurred on one or more index rebalancings under certain circumstances. If the IRS were successful in asserting that a taxable exchange has occurred, you could be required to recognize gain (but probably not loss), which would equal the amount by which the fair market value of the ETN exceeds your tax basis in the ETN on the relevant index rebalancing. Any gain recognized on a deemed exchange should be capital gain. In addition, your holding period for the ETNs would restart after such deemed taxable exchange. You should consult your tax advisor regarding the possible U.S. federal income tax consequences of the index rebalancings.

Even if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, due to the lack of controlling authority there remain significant additional uncertainties regarding the tax consequences of your ownership and disposition of your ETNs. For instance, you might be required to treat all or a portion of the gain or loss on the sale or exchange of your ETNs as ordinary income or loss or as short-term capital gain or loss, without regard to how long you held your ETNs.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ETNs, possibly with retroactive effect.

Alternative Treatments.

The ETNs might not be treated as prepaid forward contracts. For example, the ETNs might be treated as debt instruments, in which case your tax consequences would be governed by Treasury regulations relating to the taxation of “contingent payment debt instruments.” In this event, regardless of whether you are an accrual-method or cash-method taxpayer, (i) in each year that you held your ETNs, you would be required to accrue into income original issue discount on your ETNs at our “comparable yield” for similar noncontingent debt, determined at the time of the issuance of the ETNs (even though you will not receive any cash with respect to the ETNs prior to maturity or early redemption) and (ii) any income recognized upon a sale or exchange of your ETNs generally would be treated as ordinary interest income instead of capital gain. Additionally, if you recognized a loss above certain thresholds, you might be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you only if you are a “Non-U.S. Holder” of ETNs. You are a “Non-U.S. Holder” if for U.S. federal income tax purposes you are a beneficial owner of an ETN that is:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.

You are not a “Non-U.S. Holder” for purposes of this discussion if you are an individual present in the United States for 183 days or more in the taxable year of disposition (including maturity or early redemption) of an ETN. In this case, you should consult your tax advisor regarding the U.S. federal income tax consequences of the disposition.

Subject to the discussion in the following paragraph and below under “—Section 871(m) Withholding” and “—Foreign Account Tax Compliance Withholding,” if you are a Non-U.S. Holder of an ETN and if the treatment of the ETNs as prepaid forward contracts that are not debt instruments is respected, any income or gain from the ETNs should not be subject to U.S. federal income or withholding tax unless it is effectively connected with your conduct of a U.S. trade or business (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). However, among the issues addressed in the notice described above in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income with respect to instruments described therein, which may include the ETNs, should be subject to U.S. withholding tax. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the withholding tax consequences of an investment in the ETNs, possibly with retroactive effect.

If the ETNs were treated as debt instruments, subject to the discussion below under “—Section 871(m) Withholding” and “—Foreign Account Tax Compliance Withholding,” we currently would not treat any income or gain from an ETN as subject to U.S. withholding tax, without regard to whether you provide an appropriate Form W-8 to us or the applicable withholding agent. However, Non-U.S. Holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described below under the heading “—Backup Withholding and Information Reporting.”

If you are engaged in a U.S. trade or business, and if income or gain from an ETN is effectively connected with your conduct of that trade or business (and if an applicable treaty so requires, attributable to a permanent establishment in the United States), although exempt from withholding tax, you generally will be taxed in the same manner as a U.S. Holder. You will not be subject to withholding in this case if you provide a properly completed Form W-8ECI. If this paragraph applies to you, you should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the ETNs, including the possible imposition of a 30% branch profits tax if you are a corporation.

Section 871(m) Withholding

Code Section 871(m) and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (subject to reduction under an applicable treaty) on amounts treated as attributable to dividends from U.S. stocks (“dividend equivalents”) paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities under certain circumstances.

Although the regulations as drafted would apply to ETNs issued or deemed issued on or after January 1, 2017, the IRS issued a notice announcing that payments made on the ETNs would not be subject to withholding under Section 871(m) before January 1, 2020.  Although not entirely clear, notwithstanding the delayed effective date, it is likely that the ETNs became subject to Section 871(m) starting on January 1, 2020, in which case Non-U.S. Holders are subject to a 30% withholding tax (subject to reduction under an applicable treaty) upon the sale or maturity of their ETNs to the extent of any dividends attributable to the notional amount of the Index that is referenced by their ETNs. Additionally, although it is not entirely clear, it is likely that the tax will only apply to dividends that are included in the Index on or after January 1, 2020 during the Non-U.S. Holder’s holding period in the ETNs.

As noted above, Section 871(m) applies only to ETNs that are issued (or deemed issued) on or after January 1, 2017.  However, ETNs that are issued on or after January 1, 2017 will have the same CUSIP and ISIN number as ETNs that were issued before that date, and accordingly there is unlikely to be a practical way to distinguish among ETNs that are subject to withholding under this regime and those that are not.  As a result, Non-U.S. Holders of ETNs (including ETNs that were purchased on or before December 31, 2016) may not be able to establish to the satisfaction of their custodians or other withholding agents that their ETNs are exempt from the new regulations.

Accordingly, Non-U.S. Holders of ETNs may find it prudent to assume that their ETNs became subject to these regulations as of January 1, 2020.

Even if a Non-U.S. Holder is able to satisfy its custodian or other withholding agent that its ETNs were issued on or before December 31, 2016, if the IRS were successful in asserting that a “deemed” taxable exchange had occurred on or after January 1, 2017, as discussed above under “—Tax Consequences to U.S. Holders,” withholding would likely be required with respect to deemed dividend equivalent payments made on or after January 1, 2020.

We will not pay additional amounts with respect to any withholding taxes.  The application of Section 871(m) to your ETNs is complex, and uncertainties exist regarding how the regulations will apply to your ETNs. If you are a Non-U.S. Holder, you should consult your tax advisor about the application of Section 871(m) to your ETNs.

Foreign Account Tax Compliance Withholding

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain foreign entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied.

Pursuant to Treasury regulations and the recent IRS notice discussed above, this legislation generally applies to any ETN likely starting on January 1, 2020 to the extent the ETN is treated as subject to Section 871(m), as discussed above. In that case, withholding (if applicable) would apply at a rate of 30% on amounts treated as dividend equivalents and on amounts treated as proceeds from the sale or exchange of your

ETNs, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds, other than payments of “fixed or determinable, annual or periodical” income.

In addition, under these proposed regulations, this legislation would apply to any ETN issued after the date that is more than two years after the date on which final regulations defining “foreign passthru payments” are issued if the ETNs are determined to give rise to “foreign passthru payments.” In that case, withholding at a rate of 30% on amounts treated as “foreign passthru payments” would apply (if applicable).

In either case, it would be prudent to assume that any ETNs purchased on or after the relevant date for the application of this regime will be subject to this regime, because there is unlikely to be a practical way to establish the issue date of the ETNs you purchase. Moreover, if the IRS were successful in asserting, on or after such date, that a “deemed” taxable exchange had occurred, as discussed above under “—Tax Consequences to U.S. Holders,” this regime would likely apply to the ETNs.

In addition, if the ETNs were treated as debt instruments, as described above in “—Tax Consequences to U.S. Holders—Alternative Treatments,” there is a risk that this regime could require withholding (if applicable) with respect to payments of amounts treated as interest.  To the extent that we are the withholding agent, we do not currently intend to withhold on this basis, but if we determine that there is a material risk that such withholding is required, we may withhold on any payment at a 30% rate.

We will not pay additional amounts with respect to any withholding taxes. You should consult your tax advisor regarding the potential application of FATCA, including the availability of certain refunds or credits.

Backup Withholding and Information Reporting

You may be subject to information reporting. You may also be subject to backup withholding on payments in respect of your ETNs unless you provide proof of an applicable exemption or a correct taxpayer identification number and otherwise comply with applicable requirements of the backup withholding rules. If you are a Non-U.S. Holder, you will not be subject to backup withholding if you provide a properly completed Form W-8 appropriate to your circumstances.

Amounts withheld under the backup withholding rules are not additional taxes, and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

THE TAX CONSEQUENCES TO YOU OF OWNING AND DISPOSING OF THE ETNS ARE UNCERTAIN. YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF ETNS, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We sold a portion of the ETNs on the inception date at 100% of the principal amount through Barclays Capital Inc., our affiliate, as principal in the initial distribution. The remainder of the ETNs will be offered and sold from time to time through Barclays Capital Inc., as agent. Sales of the ETNs by us after the inception date will be made at market prices prevailing at the time of sale, at prices related to market prices or at negotiated prices. Barclays Capital Inc. will not receive an agent’s commission in connection with sales of the ETNs.

In connection with this offering, we may sell the ETNs to dealers (including our affiliate Barclays Capital Inc.) as principal, and such dealers (including our affiliate Barclays Capital Inc.) may then resell such ETNs to the public at varying prices that the dealers will determine at the time of resale. In addition, such dealers may make a market in the ETNs, although none of them is obligated to do so and any of them may stop doing so at any time without notice. This prospectus (including this pricing supplement and the accompanying prospectus, prospectus supplement and prospectus supplement addendum) may be used by such dealers in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from us or from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Barclays Capital Inc., or another affiliate of ours, or a third party distributor, may purchase and hold some of the ETNs for subsequent resale at variable prices after the initial issue date of the ETNs. In offering ETNs for sale after the initial issue date of the ETNs, there may be circumstances where investors may be offered ETNs from one distributor (including Barclays Capital Inc. or an affiliate) at a more favorable price than from other distributors. Furthermore, from time to time, Barclays Capital Inc. or an affiliate may offer and sell ETNs to purchasers of a large quantity of the ETNs at a more favorable price than it would offer to a purchaser acquiring a smaller quantity of the ETNs.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

Prohibition of sales to UK retail investors

The ETNs are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (“UK”). For these purposes, a UK retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (as amended, the “UK PRIIPs Regulation”) for offering or selling the ETNs or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the ETNs or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation.

Prohibition of sales to EEA retail investors

The ETNs are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, an EEA retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended the “EU Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the ETNs or otherwise making them available to Retail Investors in the European Economic Area has been prepared and therefore offering or selling such ETNs or otherwise making them available to any retail investor in the European Economic Area may be unlawful under the EU PRIIPs Regulation.

The preceding discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

ANNEX A

NOTICE OF REDEMPTION

To: etndesk@barclays.com

Subject: iPath® Shiller CAPETM Exchange Traded Notes, Notice of Redemption, CUSIP No. 06742A669

[BODY OF EMAIL]

Name of holder: [ ]

Number of ETNs to be redeemed: [ ]

Applicable Valuation Date: [ ], 20[ ]

Contact Name: [ ]

Telephone #: [ ]

Acknowledgement: I acknowledge that the ETNs specified above will not be redeemed unless all of the requirements specified in the pricing supplement relating to the redemption of the ETNs are satisfied.

A-1

ANNEX B

CONFIRMATION OF REDEMPTION

Dated:

Barclays Bank PLC

Barclays Bank PLC, as Calculation Agent

Fax: 212-412-1232

Dear Sir/Madam:

The undersigned holder of Barclays Bank PLC’s Global Medium-Term Notes, Series A, iPath® Shiller CAPETM Exchange Traded Notes (the “ETNs”) due October 12, 2022, CUSIP No. 06742A669, redeemable for a cash amount under the terms of the ETNs, hereby irrevocably elects to exercise, on the redemption date of ____________, with respect to the number of ETNs indicated below, as of the date hereof, the redemption right as described in the pricing supplement relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) instruct its DTC custodian with respect to the ETNs (specified below) to book a delivery vs. payment trade on the valuation date with respect to the number of ETNs specified below at a price per ETN equal to the closing indicative value on the applicable valuation date, facing Barclays DTC 229 and (ii) cause the DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the redemption date.

Very truly yours,
[NAME OF HOLDER]

Name:
Title:
Telephone:
Fax:
E-mail:

Number of ETNs surrendered for redemption:____________________

DTC # (and any relevant sub-account):_______________________________

Contact Name:

Telephone:

(You must redeem at least 25,000 ETNs at one time in order to exercise your right to redeem your ETNs on any redemption date.)

B-1

$150,000,000

BARCLAYS BANK PLC

iPath® Shiller CAPETM Exchange Traded Notes

Global Medium-Term Notes, Series A

Pricing Supplement dated November 2, 2021

(to Prospectus dated August 1, 2019,
Prospectus Supplement dated August 1, 2019 and Prospectus Supplement
Addendum dated February 18, 2021)